UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
Amendment No. 1
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 2, 2007
MYLAN INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-9114	25-1211621
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

1500 Corporate Drive
Canonsburg, PA	15317
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (724) 514-1800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.01 Completion of Acquisition or Disposition of Assets
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-12.1
EX-23.1
EX-99.1

Item 2.01 Completion of Acquisition or Disposition of Assets
Item 9.01 Financial Statements and Exhibits
EXHIBIT INDEX
SIGNATURE

EXPLANATORY NOTE
     As reported in a Current Report on Form 8-K filed by Mylan Inc. (“Mylan” or the “Company”) on October 5, 2007 (the “Initial Form 8-K”), Mylan acquired Merck KGaA’s generic pharmaceutical business (“Merck Generics”) on October 2, 2007. Pursuant to Item 9.01 (a) (4), this Form 8-K/A amends the Initial Form 8-K and is being filed in order to include the historical financial statements of Merck Generics and the related pro forma financial information that were excluded from the Initial Form 8-K as permitted by Item 9.01 of Form 8-K. In accordance with Securities Exchange Act Rule 12b-15, the complete text of Items 2.01 and 9.01 as amended are set forth below.
Item 2.01 Completion of Acquisition or Disposition of Assets
     As previously announced, on May 12, 2007, the Company entered into a Share Purchase Agreement (the “SPA”) with Merck Generics Holding GmbH, a German limited liability company, Merck S.A., a French stock corporation, and Merck Internationale Beteiligung GmbH, a German limited liability company, (such entities, the “Sellers”) and Merck KGaA, a German limited partnership (“Merck”), as sellers’ representative and guarantor to acquire Merck Generics. Pursuant to the SPA, Mylan had agreed to pay an aggregate cash purchase price of € 4.9 billion, subject to certain adjustments for Merck Generics, on a cash free and debt free basis. The preliminary purchase price is subject to change for working capital and certain other adjustments following provision by Merck KGaA to Mylan of an audited closing balance sheet for Merck Generics. The purchase price is expected to be finalized by the end of the calendar year. Mylan, Merck, the Sellers, Mylan Luxembourg 2 S.à r.l., a Luxembourg limited liability company, and Mylan Delaware Holding Inc., a Delaware corporation, entered into an Amendment to the Share Purchase Agreement dated as of October 1, 2007 that amends certain provisions of the SPA to detail the final structure of the closing transactions and to identify certain assets to be transferred in connection with the purchase.
     On October 2, 2007, in accordance with the terms of the SPA, as amended, the Company completed the acquisition of Merck Generics. On October 2, 2007, the Company issued a press release announcing the closing of the acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     (a) Financial statements of business acquired
     The following historical financial information of Merck Generics is attached to this Current Report and is incorporated by reference in this Item 9.01.
     The combined financial statements of Merck Generics as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, have been incorporated in the Registration Statement No. 333-140778 on Form S-3 by reference from this Current Report on Mylan on Form 8-K/A, in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent auditors, which is included herein, and upon the authority of said firm as experts in accounting and auditing. The audit report with respect thereto includes an explanatory paragraph relating to the adoption of IFRS 3, Business Combinations, IAS 36 (rev. 2004), Impairment of Assets, IAS 38 (rev. 2004), Intangible Assets, and IAS 21 (rev. 2004), The Effects of Changes in Foreign Exchange Rates, and an explanatory paragraph relating to the fact that IFRS vary in certain significant respects from U.S. generally accepted accounting principles and refers to note 27 summarizing the nature and effect of such differences.
(b) Pro forma financial information

The following pro forma financial information is attached to this Current Report and is incorporated by reference in this Item 9.01.
(c) Shell Company Transactions
       Not Applicable
(d) Exhibits

Exhibit No.	Description
12.1	Ratio of Earnings to Fixed Charges

23.1	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent auditors

99.1	Press release of the registrant dated October 2, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MYLAN INC.
November 1, 2007	/s/ Edward J. Borkowski
Edward J. Borkowski
Executive Vice President and Chief Financial Officer

Merck Generics Group
Annual Financial Statements 2006

Independent Auditors’ Report
To the Board of Directors of Merck KGaA:
     We have audited the accompanying combined balance sheets of the Merck Generics Group as of December 31, 2006 and 2005, and the related combined statements of income, cash flows, recognized income and expenses, and changes in equity for each of the years in the three-year period ended December 31, 2006. These combined financial statements are the responsibility of the management of Merck KGaA. Our responsibility is to express an opinion on these combined financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Merck Generics Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Merck Generics Group as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with International Financial Reporting Standards, as adopted by the European Union.
     As described in the note “Adoption of new accounting standards,” the Merck Generics Group adopted IFRS 3, Business Combinations, IAS 36 (rev. 2004), Impairment of Assets, and IAS 38 (rev. 2004), Intangible Assets, as of March 31, 2004 for business combinations that took place on or after March 31, 2004, and as of January 1, 2005 for business combinations that took place before March 31, 2004, and adopted IAS 21 (rev. 2004), The Effects of Changes in Foreign Exchange Rates” as of January 1, 2005.
     International Financial Reporting Standards, as adopted by the European Union, vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in note 27 to the combined financial statements.
Mannheim, Germany
September 14, 2007
KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft

Merck Generics Group
Combined Income Statements

		2006	2005	2004
For the year ended December 31	Note	€ m	€ m	€ m

Revenues	[1]	1,807.0	1,711.0	1,544.8
Cost of sales	[2]	-954.6	-956.7	-854.3

Gross margin		852.4	754.3	690.5

Marketing and selling expenses	[3]	-323.2	-291.7	-294.0
Administration expenses		-83.1	-74.6	-68.1
Other operating expenses, net	[4]	-119.0	-90.9	-67.7
Research and development expenses		-131.8	-125.3	-99.4

Operating income		195.3	171.8	161.3

Financial income, net	[5]	8.9	0.1	0.9

Income before income tax		204.2	171.9	162.2

Income tax expense	[6]	-82.3	-59.9	-92.1

Net income		121.9	112.0	70.1

Attributable to:
Minority interest		0.3	1.7	2.5
Merck		121.6	110.3	67.6

The accompanying notes form an integral part of these combined financial statements.

Merck Generics Group
Combined Balance Sheets

		2006	2005
As of December 31	Note	€ m	€ m

ASSETS
Current assets
Cash and cash equivalents	[7]	503.4	401.5
Trade accounts receivable, net	[8]	361.6	339.4
Inventories	[9]	314.2	314.2
Prepaid expenses and other assets	[10]	18.7	49.7
Income tax receivables	[11]	19.7	38.8

Total current assets		1,217.6	1,143.6

Non-current assets
Goodwill	[12]	357.4	343.6
Other intangible assets, net	[12]	50.8	39.4
Property, plant and equipment, net	[13]	199.1	213.6
Prepaid expenses and other assets	[10]	6.6	8.3
Deferred tax assets	[14]	85.0	79.1

Total non-current assets		698.9	684.0

Total assets		1,916.5	1,827.6

LIABILITIES
Current liabilities
Financial liabilities	[15]	326.8	341.8
Trade payables	[16]	239.5	267.9
Other liabilities	[17]	68.6	131.6
Income tax liabilities	[18]	29.2	27.5
Provisions	[19]	35.3	25.9

Total current liabilities		699.4	794.7

Non-current liabilities
Financial liabilities	[15]	18.2	2.7
Other liabilities	[17]	4.8	4.2
Provisions	[19]	129.2	74.0
Pension and other post-employment benefits	[20]	17.1	18.2
Deferred tax liabilities	[14]	6.3	11.0

Total non-current liabilities		175.6	110.1

Total liabilities		875.0	904.8

EQUITY
Investment by Merck		1,040.6	914.9
Minority interests		0.9	7.9

Total equity		1,041.5	922.8

Total liabilities and equity		1,916.5	1,827.6

The accompanying notes form an integral part of these combined financial statements.

Merck Generics Group
Combined Statements of Cash Flows

		2006	2005	2004
For the year ended December 31	Note	€ m	€ m	€ m

Income before income tax		204.2	171.9	162.2
Income tax expense		-82.3	-59.9	-92.1
Financial income, net		-8.9	-0.1	-0.9
Depreciation		32.3	30.3	22.7
Amortization		11.2	9.5	31.1
Changes in:
Inventories		-10.6	27.7	-22.3
Trade receivables		-42.0	-18.6	-52.0
Trade payables		-16.7	8.7	27.8
Provisions		67.8	46.8	-4.7
Other assets and liabilities		37.1	-109.6	17.5
(Gains) Losses on disposal of assets, net		-0.6	-0.5	0.7
Interest paid		-14.3	-12.1	-10.0

Net cash flows from operating activities	[21]	177.2	94.1	80.0

Interest received		24.7	13.2	11.2
Purchase of intangible assets		-10.1	-8.0	-9.2
Purchase of property, plant and equipment		-29.1	-31.8	-34.6
Purchase of subsidiaries, net of cash acquired		-31.5	-4.2	-53.8
Proceeds from disposal of fixed assets		3.4	2.9	1.3
Proceeds from the sale of short-term financial investments		—	3.5	—
Purchases of short-term financial investments		—	—	-3.5

Net cash used in investing activities	[22]	-42.6	-24.4	-88.6

Changes in current financial liabilities		11.2	36.7	45.0
Changes in non-current financial liabilities		15.6	-6.2	8.9
Distributions to Minority interests		-0.5	-0.4	-0.3
Distributions to Merck		-9.2	-17.1	-268.8

Net cash from (used in) financing activities		17.1	13.0	-215.2

Changes in cash and cash equivalents		151.7	82.7	-223.8
Effect of exchange rate fluctuations on cash and cash equivalents		-49.8	48.9	-18.8
Cash and cash equivalents as of January 1		401.5	269.9	512.5

Cash and cash equivalents as of December 31	[7]	503.4	401.5	269.9

The accompanying notes form an integral part of these combined financial statements.

Merck Generics Group
Combined Statement of Recognized Income and Expenses

	2006	2005	2004
For the year ended December 31	€ m	€ m	€ m

Net income	121.9	112.0	70.1

Income (expense) recognized directly in equity:
Defined benefit plan actuarial gains (losses)	0.6	-3.4	-1.2
Deferred taxes on gains/losses recognized immediately in equity	-0.3	1.1	1.1
Currency translation difference	-52.2	60.7	-40.5

Total income (expenses) recognized directly in equity	-51.9	58.4	-40.6

Recognised income and expenses	70.0	170.4	29.5
Attributable to:
Minority interest	0.3	1.7	2.5
Merck	69.7	168.7	27.0

The accompanying notes form an integral part of these combined financial statements.

Merck Generics Group
Combined Statement of Changes in Equity

		Other changes
	Owner	recognized
	investment	directly in	Investment	Minority	Total
	by Merck	equity	by Merck	interests	equity
	€ m	€ m	€ m	€ m	€ m

January 1, 2006	902.3	12.6	914.9	7.9	922.8
Net income	121.6	—	121.6	0.3	121.9
Net contribution from owners	58.4	—	58.4	-0.5	57.9
Total income (expense) recognized directly in equity	—	-51.9	-51.9	—	-51.9
Changes in companies combined	-2.4	—	-2.4	-6.8	-9.2

December 31, 2006	1,079.9	-39.3	1,040.6	0.9	1,041.5

		Other changes
	Owner	recognized
	investment	directly in	Investment	Minority	Total
	by Merck	equity	by Merck	interests	equity
	€ m	€ m	€ m	€ m	€ m

January 1, 2005	870.6	-45.8	824.8	6.6	831.4
Net income	110.3	—	110.3	1.7	112.0
Net distributions to owners	-78.6	—	-78.6	-0.4	-79.0
Total income (expense) recognized directly in equity	—	58.4	58.4	—	58.4

December 31, 2005	902.3	12.6	914.9	7.9	922.8

		Other changes
	Owner	recognized
	investment	directly in	Investment	Minority	Total
	by Merck	equity	by Merck	interests	equity
	€ m	€ m	€ m	€ m	€ m

January 1, 2004	1,070.7	-5.2	1,065.5	4.4	1,069.9
Net income	67.6	—	67.6	2.5	70.1
Net distributions to owners	-267.7	—	-267.7	-0.3	-268.0
Total income (expense) recognized directly in equity	—	-40.6	-40.6	—	-40.6

December 31, 2004	870.6	-45.8	824.8	6.6	831.4

The accompanying notes form an integral part of these combined financial statements.

Merck Generics Group
Notes to the combined financial statements
Background and basis of presentation
Merck KGaA and its subsidiaries (“Merck”) comprise the worldwide operations of their pharmaceutical and chemical businesses. Merck KGaA is located in Darmstadt, Germany.
On May 12, 2007, Merck entered into a Share Purchase Agreement (“SPA”) with Mylan Laboratories Inc., USA (“Mylan”) to sell its generics drug business (“Generics Group” or the “Group”) to Mylan (the “Transaction”).
Merck has prepared these combined financial statements for the Generics Group in connection with the SPA. The combined financial statements of the Generics Group reflect the assets, liabilities and transactions of the generics operations which Mylan has agreed to acquire under the terms of the SPA. Mylan has not agreed to acquire all of the generics operations of Merck and accordingly, the generics operations of Merck affiliates that have historically formed part of Merck’s generics drug business but are excluded from the Transaction (“excluded operations”) have not been included in these combined financial statements. The excluded operations are minor divisions within multidivisional Merck affiliates and form part of the retained Merck subsidiaries. The primary business of the excluded operations is to distribute Generics Group products in certain jurisdictions. Within the first two years after closing of the Transaction, Mylan has the right to purchase the excluded operations for actual costs incurred by Merck to separate the excluded operations, including any restructuring costs and transfer taxes and value-added taxes.
These combined financial statements of the Generics Group constitute a carve-out from Merck’s consolidated financial statements and as such, the excess of assets over liabilities is reflected as “Investment by Merck” in the Generics Group in lieu of stockholders’ equity. Merck’s consolidated financial statements and the Generics Group combined financial statements were prepared in accordance with International Financial Reporting Standards, as adopted by the European Union (“IFRS”). All of the pronouncements of the International Accounting Standards Board (“IASB”) and the International Financial Reporting Interpretations Committee (“IFRIC”) required to be adopted for periods ending December 31, 2006 have been applied to these combined financial statements of the Generics Group for all periods presented. IFRS which had not been endorsed by the European Union by December 31, 2006 had no effect on the combined financial statements. These combined financial statements were authorized for issuance by the management board of Merck on September 13, 2007. The combined financial statements are presented in millions of Euro (€), the reporting currency of Merck. The combined financial statements have been prepared on the historical cost basis except for available-for-sale assets and certain financial assets and liabilities, which are measured at fair value.
The combined financial statements of the Generics Group include the assets and liabilities of the companies that comprise the Generics Group subject to the Transaction and all revenues realized and expenses incurred by those companies during the periods presented. The combined financial statements also include amounts attributable to one special purpose entity and amounts allocated for certain corporate overhead and infrastructure provided by Merck, which primarily consists of liability insurance premiums and other general administrative expenses that are directly attributable to the operations of the Generics Group subject to the Transaction. Liability insurance premiums are allocated based on risk factors and sales volume of the respective companies. Costs for other general administrative functions which are allocated to the Generics Group primarily consist of information technology services which are charged to the respective companies. Costs for accounting, legal and tax services are included in the combined financial statements primarily based on the amounts incurred by the separate accounting, legal and tax departments of the respective Generics Group companies. The combined financial statements also include interest related to intercompany loans between Generics Group companies and Merck. The allocation of interest is based on LIBOR plus a margin that, when taken together, reflects interest rates that management believes are comparable to the rates charged by third-party banks. For purposes of these combined financial statements, income taxes have been determined as if the companies within the Generics Group were separate tax-paying entities. Management believes that the assumptions underlying the combined financial statements including the methods and estimates used to allocate expenses incurred by Merck on behalf of the Generics Group are reasonable. However, the combined financial statements do not necessarily reflect what the equity, financial position, results of operations or cash flows would have been if the Generics Group had operated as an independent, stand-alone company during the periods presented. See Note 27, Related party disclosures, for more information about transactions between Merck and the Generics Group.
The preparation of combined financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of income, expenses, assets and liabilities. Actual results may differ from management’s estimates. Estimates and assumptions are reviewed on an ongoing basis and changes in estimates and assumptions are recognized in the period in which the changes occur and in future periods impacted by the changes. In addition to the carve-out assumptions which impacted the presentation of these combined financial statements, including the allocation of certain expenses incurred by Merck on behalf of the Generics Group, the areas involving a high degree of judgment or where estimates and assumptions are significant to the combined financial statements are disclosed under “Summary of critical accounting estimates and judgments” below.
Adoption of new accounting standards
IFRS 3 “Business Combinations”, IAS 36 (rev. 2004) “Impairment of Assets” and IAS 38 (rev. 2004) “Intangible Assets” were applied for business combinations that took place after March 31, 2004. In accordance with the transitional provision of those standards, goodwill which arose from business combinations before March 31, 2004, is no longer amortized from the beginning of 2005 but is subject to an annual impairment test and goodwill arising from business combinations after March 31, 2004 is not amortized. In 2004, the combined income statement includes goodwill amortization of €23.4 million in “Other operating expenses, net”.
IAS 21 (rev. 2004) “The Effects of Changes in Foreign Exchange Rates” was applied from January 1, 2005 with the effect that goodwill arising from business combinations which took place after January 1, 2005, is treated as an asset of the foreign entity.
The following standards and amendments to standards took effect in 2006: IFRS 6 “Exploration for and Evaluation of Mineral Resources”, the amendment to IAS 21 “The Effects of Changes in Foreign Exchange Rates – Net Investment in a Foreign Operation”, the amendment to IAS 39 “Financial Instruments: Recognition and Measurement for the Fair Value Option”, the amendment to IAS 39 “Financial Instruments: Recognition and Measurement for Cash Flow Hedges of Forecast Intragroup Transactions”, the amendment to IAS 39 “Financial Instruments: Recognition and Measurement” and the amendment to IFRS 4 “Insurance Contracts” for financial guarantee contracts. The following also took effect in 2006: The amendment to IFRS 1 “First-time Adoption of International Financial Reporting Standards”.
The following interpretations were also effective for the first time in 2006: IFRIC 4 “Determining Whether an Arrangement Contains a Lease”, IFRIC 5 “Rights to Interests Arising from Decommissioning, Restoration and Environmental Rehabilitation Funds” and IFRIC 6 “Liabilities Arising from Participating in a Specific Market – Waste Electrical and Electronic Equipment”.
None of the new or amended standards and interpretations that took effect in 2006 had any material effects on the combined financial statements. The amendment to IAS 19 “Employee Benefits” was applied retrospectively.
The following standards and interpretations or amendments to standards and interpretations will not take effect until 2007 or later: IFRS 7 “Financial Instruments: Disclosures”, the amendment to IAS 1 “Presentation of Financial Statements – Capital Disclosures”, the amendment to IAS 23, “Borrowing Costs”, IFRIC 7 “Applying the Restatement Approach under IAS 29 Financial Reporting in Hyperinflationary Economies”, IFRIC 8 “Scope of IFRS 2”, IFRIC 9 “Reassessment of Embedded Derivatives”, IFRIC 10 “Interim Financial Reporting and Impairment” and IFRIC 11 “IFRS 2: Group and Treasury Share Transactions”. We do not expect the new or amended rules to have any material effect on the combined financial statements. IFRS 7 “Financial Instruments: Disclosures” and the amendment to IAS 1 “Presentation of Financial Statements — Disclosures about Capital” will result in additional notes to the accounts as of 2007. Upon adoption of the amended IAS 23, borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalized as part of the qualifying asset.
Furthermore, the following standards and interpretations have been issued by the IASB but not yet adopted by the EU and therefore are not reflected in theses combined financial statements: IFRS 8 “Operating Segments” and IFRIC 12 “Service Concession Agreements”. If these new standards are adopted by the EU as issued by the IASB, we do not expect them to have a material effect on the combined financial statements.
Significant accounting policies
Foreign currencies
The currency translation of financial statements of the combined operations outside the European Union prepared in a foreign currency into the reporting currency (Euro) is as follows: In accordance with IAS 21 (The Effects of Changes in Foreign Exchange Rates), assets and liabilities are translated at the closing rate, and income and expenses are translated to Euros, as the reporting currency, using average rates. Exchange differences are recognized directly in equity. If foreign operations are sold, recorded differences from currency translation are reversed and recognized in income.
The translation of foreign currency transactions into the functional currency (functional currency concept) of an entity is as follows: The functional currency of each entity in the Group which conduct its operations independently is the currency of the primary economic environment in which the entity operates. Transactions that are conducted in currencies other than the functional currency are recorded using the current exchange rate on the date of the transaction. Foreign currency denominated monetary items (e.g., cash and cash equivalents, receivables and payables) are translated at the respective closing rates. Exchange differences from the translation of monetary items are recognized in the combined income statement. Non-monetary items denominated in foreign currencies are carried at historical cost translated at the closing rate. Goodwill in the context of the acquisition of foreign entities generated prior to the date of initial application of IFRS 3 continues to be stated in Euros, the reporting currency of the Group, at the historical exchange rate upon the date of acquisition.

Revenue recognition
Revenue from the sale of products is recognized upon transfer of significant risks and rewards of ownership to the customer as long as collectibility is reasonably assured. Revenue from the sales of products is reported net of sales and value added taxes and net of provisions for rebates, discounts and product returns. Provisions for rebates and discounts are recognized in the same period that the related sales are recorded based on the contract terms or historical experience. Provisions for product returns are made based on historical trends and specific knowledge of any customer’s intent to return products. Royalty and licensing income related to cooperation agreements is recognized in accordance with the cooperation agreements on an accrued basis over the term of the cooperation agreement.
Research and development
The costs of research and development (“R&D”) are expensed in full in the period in which they are incurred. The Group considers that regulatory and other uncertainties inherent in the development of its new products preclude it from capitalizing development costs before regulatory approval, as technological feasibility has not been demonstrated. Costs incurred after regulatory approval are insignificant.
Income tax expense
Income tax expense comprises current and deferred tax. Income tax expense is recognized in the combined income statement except to the extent that it relates to items recognised directly in equity, in which case the related income tax is also recognised directly in equity. Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantially enacted at the reporting date, and any adjustment to tax payable in respect of previous years. Deferred tax is recognised using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for the following temporary differences: the initial recognition of goodwill, the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit, and differences relating to investments in subsidiaries and jointly controlled entities to the extent it is not probable that they will reverse in the foreseeable future. Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantially enacted by the reporting date. A deferred tax asset is recognised to the extent that it is probable that future taxable profits will be available against which temporary difference can be utilised. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realised.
Cash and cash equivalents
Cash and cash equivalents consist of cash on hand and deposits with banks as well as amounts due on demand from Merck as a result of the cash pooling arrangement with Merck. Cash and cash equivalents normally has a maturity of three months or less from the date of acquisition. This definition is also used for the combined statements of cash flows.

Trade and other accounts receivables
Trade and other accounts receivable are carried at amortized cost. Amortized cost is the original invoiced amount adjusted for cumulative amortization using the effective interest method and adjusted for any provision for impairment or collectibility. Impairments are established when there is objective evidence that the Group will not be able to collect all amounts due and are estimated based on a review of all outstanding invoice amounts. Amounts that are expected to be realized within one year are classified as current.
Inventories
Inventories are measured at the lower of cost and net realisable value. The cost of inventories is based on the weighted average method, and includes expenditures incurred in acquiring the inventories and bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. Provisions are established for slow moving and obsolete inventories.
Property, plant and equipment
Items of property, plant and equipment are measured at cost less accumulated depreciation and impairment losses. The component approach is applied in accordance with IAS 16. Subsequent acquisition and internal construction costs are only capitalized if it is probable that future economic benefits will arise for the Generics Group and the cost of the asset can be measured reliably. The cost of manufacture of self-constructed property, plant and equipment is calculated on the basis of costs directly attributable including an appropriate share of relevant overheads bringing the asset to a working condition for its intended use. Borrowing costs are not capitalized. Repair and maintenance costs are expensed as incurred. Gains and losses on disposal or retirement of tangible fixed assets are determined by comparing the proceeds received with the carrying amounts and are included in the combined income statements.
Depreciation is recognised on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment. Land is not depreciated. The estimated useful lives are as follows:

- Production buildings	25-33 years
- Administration buildings	25-40 years
- Machinery and technical equipment	8-20 years
- Factory and office equipment	4-10 years
Depreciation methods, useful lives and residual values are reassessed each reporting date. The useful lives are reviewed regularly and adjusted if necessary. Impairment losses are charged in accordance with IAS 36 where required, and these are subsequently reversed if the reasons for the impairment no longer apply (refer to note “Impairment of non-current assets”).
Business combinations
The purchase method is used to account for acquisitions of businesses and acquisitions of minority interests of entities already included in the combined financial statements. The cost of an acquisition is measured as the fair value of the consideration issued and liabilities incurred or assumed at the date of acquisition plus costs directly attributed to the acquisition. The excess of the cost of an acquisition over the fair value of the net assets of the business acquired is recorded as goodwill, which is not amortized but is tested for impairment annually or when changes in circumstances indicate that an impairment of the goodwill may have occurred. The proportion of net assets acquired that is attributed to minority interests is presented in the combined balance sheets within equity and the income attributed to minority interests is shown separately in the combined income statements.
Intangible assets
Goodwill
Goodwill represents the excess of the acquisition cost over the fair value of the net assets acquired, at the date of acquisition. Goodwill related to acquisitions prior to January 1, 1995, the date of transition of Merck to IFRS, was offset against equity and has not been retroactively capitalized and amortized. Goodwill arising between January 1, 1995 but before March 31, 2004 has been recorded as an intangible asset and amortized in line with IFRS over 20 years until December 31, 2004. For goodwill that results from acquisitions after March 31, 2004, no amortization has been recognized in line with the transitional rules of IFRS 3. Goodwill is considered to have an indefinite useful life and therefore it is not subject to amortization. Goodwill is carried at cost less impairment losses and is tested for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. For the impairment testing, goodwill is allocated to cash generating units which are the regions which represent the lowest level within the Generics Group at which the goodwill is monitored for internal management purposes. The recoverable amount of a cash-generating unit is determined by the higher of the two following values: Fair value less costs to sell or value in use. Impairments are determined by comparing the book value of the cash-generating unit with the recoverable amount which is the higher of the value in use or fair value less cost to sell.
Other acquired intangible assets
Expenditures on acquired technology rights, patents, trademarks, brand names and licenses are capitalized as intangible assets. Intangible assets acquired within the scope of business combinations are capitalized at fair value on the date of acquisition. The intangible assets of the Group have definite useful lives and are amortized on a straight-line basis over their estimated useful lives. The useful lives of other acquired intangible assets are between three and fifteen years. Depending on the type of asset, amortization is allocated to the corresponding operating expense line in the combined income statement.
Software development
Costs associated with developing or maintaining computer software are expensed as incurred. However, costs that are directly associated with an identifiable and unique asset controlled by the Group, and that is expected to generate economic benefits exceeding costs beyond one year, are capitalized as intangible assets and amortized on a straight-line basis over their useful lives, not exceeding six years. Direct costs include the salaries and wages of the development team and an appropriate portion of relevant overheads.

Impairment of non-current assets
Assets that have an indefinite useful life are not subject to amortization and are tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Assets that are subject to depreciation and amortization (tangible fixed assets and intangible assets with definite useful lives) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of an asset’s fair value less costs to sell or its value in use. Value in use is calculated based on estimated future cash flows expected to result from the use of the asset. The discounted cash flow method discounts future cash flows based on both a medium-term business plan and a long-term growth rate forecast. The discount rate is 7.8% (7.0% in 2005 and 2004) and is based on the weighted average cost of capital (WACC). For the purposes of assessing impairment, assets are grouped at the lowest levels of cash generating units for which there are separately identifiable cash flows. For assets other than goodwill, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had originally been recognised.
Liabilities
Liabilities are generally carried at amortized cost. Amounts that are expected to be realized within one year are classified as current.
Provisions
The Generics Group recognizes provisions when a present legal or constructive obligation exists as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made. Restructuring provisions are recorded in the period in which management has committed to a restructuring plan, started to implement the plan or announced in sufficient detail its main features to those affected by it, determined that it is probable that cash outflows will be required to settle obligations related to the plan, and can reliably estimate the amounts required to settle those obligations. Legal provisions include estimation for legal costs directly associated with the legal risks for which provisions have been recognized. Contingent liabilities are not recognized because it is not probable that cash outflows will be required to settle the obligation or the amount of the obligation cannot be reliably estimated. Material contingent liabilities have been disclosed.
Employee benefits
Provisions for pensions and other post-employment benefits are recorded in accordance with IAS 19. Depending on the legal, economic and fiscal circumstances prevailing in each country, different retirement benefit systems are provided for the employees of the Group. Pension obligations of the Group include both defined benefit and defined contribution plans and comprise both obligations from current pensions and accrued benefits for pensions payable in the future. In the Generics Group, some benefit plans are funded and some are unfunded. Obligations for contributions to defined contribution pension plans are recognised as an expense in the income statement when they are due.
The Generics Group’s net obligation for defined benefit pension plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value, and any unrecognised past service costs and the fair value of any plan assets are deducted. The calculation is performed using the projected unit credit method under which dynamic parameters are taken into account in calculating the expected benefit payments; these payments are spread over the entire period of service of the participating employees. Actuarial valuations are prepared annually for this purpose. Gains and losses resulting from changes in actuarial assumptions are recognized directly in equity.
When the calculation results in a benefit to the Generics Group, the recognised asset is limited to the net total of any unrecognised past service costs and the present value of any future refunds from the plan or reductions in future contributions to the plan.
When the benefits of a plan are improved, the portion of the increased benefit relating to past service by employees is recognised in the combined income statement on a straight-line basis over the average period until the benefits become vested. To the extent that the benefits vest immediately, the expense is recognised immediately in the combined income statement.
Termination benefits are recognised as an expense when the Group is demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to terminate employment before the normal retirement date. Termination benefits for voluntary redundancies are recognised if the Generics Group has made an offer encouraging voluntary redundancy, it is probable that the offer will be accepted, and the number of acceptances can be estimated reliably.
Summary of critical accounting estimates and judgments
The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. In addition to the carve-out assumptions described above, which impacted the presentation of these combined financial statements, management believes the following accounting policies are critical since they involve estimates and judgments that can significantly impact the reported amounts of revenues, expenses, assets and liabilities and the disclosure of contingent assets and liabilities at the reporting date.
Provisions for sales returns and sales deductions
The Group recognizes revenue from product sales upon transfer of significant risks and rewards of ownership to the customer. At the time of sale, the Group records estimates for product sales deductions, primarily representing rebates, chargebacks and discounts to government agencies, wholesalers and managed care organizations and estimates for product returns. Provisions for sales returns are based on actual historical returns adjusted for anticipated market and product development. The amount of returns received varies by region and is dependent upon the return policy within a given country, which is based on local industry practice. The Group performs periodic quantitative analyses by product for each reserve category to assess whether the current assumptions used to calculate the sales return provisions are valid. The quantitative analyses consider historical rates of returns, type of inventory, shipment history, estimated levels of product in the distribution channel, competition and other related factors. Provisions for rebates, chargebacks and discounts are calculated based upon historical experience, product growth, anticipated price increases and specific terms in agreements with individual governmental agencies, wholesalers and managed care organizations.

Inventory provisions
Inventory is written down, if necessary by an amount equal to the difference between the cost of inventory and the net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less estimated cost of completion and selling expense.
Impairment of goodwill and other long-lived assets
As of December 31, 2006, the Generics Group had intangible assets with a net book value of € 408.2 million, mainly consisting of goodwill, and long-lived tangibles assets with a net book value of € 199.1 million. Intangible assets with determinable useful lives are amortized and long-lived tangible assets other than land, which is not depreciated, are depreciated on a straight-line basis. Goodwill is not amortized, but is tested for impairment annually. Other long-lived assets are reviewed annually for indications of a decline in value. If there are any such indications, an impairment test is performed. The amount of any necessary impairment is determined by comparing the carrying amount of the long-lived asset or, for goodwill, the cash generating unit, with the higher of fair value less cost to sell or their values in use. The value in use is calculated by using the discounted cash flow method based on the weighted average cost of capital (WACC). The cash flows used are derived from assumptions, in particular relating to future selling prices, sales volumes and costs, and from projections for future years on the basis of expected rates of growth. These assumptions are based on market forecasts and estimates by management. Considerable management judgment is also necessary to identify the respective cash generating unit.
Assessment of legal risks
The Generics Group is a business with worldwide operations that is exposed to a multitude of legal risks, relating in particular to competition and anti-trust regulations. The outcome of pending legal proceedings cannot be predicted with certainty. An unfavourable outcome, from the Group’s point of view, of a legal case which has only partial insurance coverage or none at all can therefore impact the operating result and cash flow of the Group. Complex legal issues which are difficult to resolve or interpret are often involved in pending legal or administrative proceedings. Provisions for litigation are disclosed under Note 19 of the combined financial statements. The Generics Group regularly reviews the available information relating to legal proceedings and, where appropriate, the defense against claims which have been made, and recognizes the provisions required to reflect the amount of probable losses resulting from such proceedings, including the estimated legal costs of settling the matter. The Generics Group’s legal department carries out an assessment of legal cases. The Generics Group recognizes provisions if a loss from a legal dispute is expected to be probable from its point of view, and if a reliable estimate of the probable loss and related legal costs can be made.
Income taxes
The Generics Group is subject to income taxes in numerous jurisdictions. Significant judgment is required in determining provisions for income taxes. Some of these estimates are based on interpretations of existing laws or regulations. Various internal and external factors, such as changes in tax laws, regulations and rates, changing interpretations of existing tax laws or regulations, future level of research and development spending and changes in overall levels of pre-tax income may have favorable or unfavorable effects on the income tax and deferred tax provisions in the period in which such determination is made.

Pension obligations
The Group operates a number of defined benefit and defined contribution retirement plans. The expense incurred under the defined benefit retirement plans is based upon statistical and actuarial calculations, and is impacted by assumptions on discount rates used to arrive at the present value of future pension liabilities, expected returns that will be made on existing pension assets, future salary increases as well as future pension increases and statistical based assumptions covering future withdrawals of participants from the plan and estimates of life expectancy. The actuarial assumptions used may differ materially from actual results due to changes in market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants and significantly impact the amount of pension costs and pension liabilities to be recognized in the period in which such determination is made.
Acquisitions and disposals
On February 20, 2006, the Generics Group acquired 100% of the shareholding in the Spanish company Prasfarma Oncológicos S.L., Barcelona, from Almirall Prodesfarma SA for € 19.3 million. The company was consolidated for the first time in February 2006. On April 28, 2006, the Generics Group acquired the remaining 6.5% minority interest in its Japanese subsidiary Merck Hoei Ltd. for € 13.8 million including transaction costs of € 0.6 million. Prior to the acquisition of the minority interest, the company was already consolidated. The company, which is headquartered in Tokyo, has been renamed Merck Seiyaku Ltd. On November 14 and December 22, 2006, the Generics Group increased its interest in its consolidated French subsidiary Société de Participation Pharmaceutique S.A.S., Lyon, from 65.6% to 96.0% for € 9.1 million. For those acquisitions in which we increased our interest, the purchase price reduced the minority interest in equity and increased the goodwill. There were no disposals of companies in 2006.
Overall, the above acquisitions had the following effects on the combined balance sheet of 2006:

	Acquisitions
	Pre-acquisition
€ m	book value	Adjustment	Fair value

Goodwill	—	12.8	12.8
Other intangible assets	—	13.3	13.3
Property, plant and equipment	2.4	—	2.4
Cash and cash equivalents	1.8	—	1.8
Other current assets	2.0	—	2.0
Current and non-current liabilities	0.2	—	0.2

Prasfarma Oncológicos S.L., which was included in the combined financial statements beginning February 2006, contributed in 2006 € 11.0 million to sales and € 0.6 million to operating result for the Generics Group. There were no acquisitions or divestitures in 2005. On September 24, 2004, the Generics Group acquired 100% of the shareholding in NM Pharma AB, Stockholm, the generics business of Pfizer in Scandinavia, at a net purchase price net of € 49.1 million including transaction costs of € 0.6 million. NM was included in the combined financial statements beginning October 2004 and in 2004 contributed € 8.4 million to sales and € 0.3 million to the operating result for the Generics Group.

Notes to the combined income statements
[1] Revenues
Revenues include royalty income amounting to € 5.6 million in 2006 (2005: € 10.6 million and 2004: € 28.6 million).
[2] Cost of sales
Cost of sales includes the cost of manufactured products as well as goods purchased for resale. Inventory write-downs recognized as cost of sales amounted to € 24.2 million in 2006 (2005: € 27.0 million and 2004: € 15.8 million). The amount of inventories recognised in cost of sales amounted to € 780.7 million in 2006 (2005: € 774.0 million and in 2004: € 684.9 million).
[3] Marketing and selling expenses
In addition to the cost of marketing and sales departments and of the sales force, marketing and selling expenses include advertising, logistics and license costs. Freight expenses charged to customers amounting to € 0.1 million in 2006 (€ 0.5 million in 2005 and € 0.1 million in 2004) have been deducted from marketing and selling expenses.
[4] Other operating expenses, net

	Year ended December 31
	2006	2005	2004
	€ m	€ m	€ m

Exchange rate differences from operating activities	-0.6	0.9	-1.5
Losses on disposals of assets and impairment losses	-6.7	-3.0	-0.7
Write-downs and recoveries of receivables	1.2	-1.6	1.0
Project costs	-4.4	-0.8	—
Premiums, fees and contributions	-9.8	-9.8	-9.3
Restructuring expenses	-2.6	-4.0	—
Litigation expenses	-98.9	-83.2	-43.8
Amortization of goodwill	—	—	-23.4
Other operating expenses	-17.7	-8.9	-8.1
Income from litigation settlements	4.8	6.9	3.0
Other operating income	15.7	12.6	15.1

Total other operating expenses, net	-119.0	-90.9	-67.7

Litigation expenses include € -79.6 million provided in connection with the accusation of misleading price information at our U.S. subsidiary Dey (2005: € -67.5 million and 2004: € -8.0 million) and € -4.4 million in connection with accusations of anticompetitive practices at Generics UK (2004: € -24.1 million). Other operating income comprises various smaller items including the profit on sales of product dossiers.

[5] Financial income, net

	Year ended December 31
	2006	2005	2004
	€ m	€ m	€ m

Interest and similar income	31.8	16.0	11.3
Interest and similar expenses	-22.8	-16.1	-10.2

Total interest and similar income (expenses), net	9.0	-0.1	1.1

Interest component of the addition to pension provisions and other provisions for personnel expenses	-0.4	-0.3	-0.2
Exchange rate differences from financing activities	0.3	0.5	—

Total financial income, net	8.9	0.1	0.9

[6] Income tax expense

	Year ended December 31
	2006	2005	2004
	€ m	€ m	€ m

Taxes of the current period	-106.3	-94.1	-87.4
Taxes for prior periods	6.5	-0.3	-5.2
Deferred taxes	17.5	34.5	0.5

Total income tax	-82.3	-59.9	-92.1

Tax expense consists of a variety of income taxes in jurisdictions in which the combined operations of the Generics Group do business. The majority of the deferred tax is in the context of the legal provision for Dey Inc (USA).
The reconciliation between deferred tax assets and liabilities shown in the combined balance sheet and deferred taxes in the combined income statement are presented below:

	Year ended December 31
	2006	2005	2004
	€ m	€ m	€ m

Change in deferred tax assets (balance sheet)	5.9	40.1	1.3
Change in deferred tax liabilities (balance sheet)	4.7	-0.6	-6.2
Deferred taxes credited/debited to equity	-0.3	1.1	1.1
Changes in companies combined/currency translation	7.2	-6.1	4.3

Deferred taxes (income statement)	17.5	34.5	0.5

Deferred tax assets are recognized for tax loss carry forwards only if realization of the related tax benefit is probable in the foreseeable future. Tax losses carried forward for income tax purposes by expiring date are as follows:

€ m

2007	—
2008	3.4
2009	7.7
2010	1.9
2011	3.4
Thereafter (or unlimited)	59.5

Total	75.9

Of the € 75.9 million of tax losses carried forward for income tax purposes, € 3.2 million are losses or loss carry forwards that were utilized by Merck and therefore are not available for the Generics Group. Accordingly, as of the balance sheet date, tax loss carry forwards available for the combined operations of the Generics Group amounted to € 72.7 million (2005: € 57.7 million). Deferred tax assets were not recognized for losses or loss carry forwards, available for the Generics Group, totalling € 68.8 million (2005: € 57.5 million) since realization of the related tax benefits are not probable. Deferred tax assets relating to tax loss carry forwards totalled € 1.1 million (2005: € 0.1 million). Deferred tax assets of € 83.9 million (2005: € 79.0 million) were recognized for other temporary timing differences.
The following table gives the reconciliation of the tax expense based on the theoretical tax rate for the Generics Group which would result from applying the regular tax rates of the individual German and foreign companies to the effective tax expense recognized in the combined income statement.

	Year ended December 31
	2006	2005	2004
	€ m	€ m	€ m

Income before income tax	204.2	171.9	162.2

Tax expense with tax rates applicable to all German and foreign companies	-73.4	-61.2	-56.6

Theoretical tax rate	36%	36%	35%

Tax effect of losses for which tax benefits were not recognizable and changes in valuation allowances	-11.3	-3.1	-10.7
Taxes for prior periods	6.5	-0.3	-5.2
Tax effect of non-deductible expenses and tax free income	-7.5	1.7	-13.4

Tax effect of non-deductible goodwill amortization	—	—	-5.4

Miscellaneous	3.4	3.0	-0.8

Income tax expense	-82.3	-59.9	-92.1

Effective tax rate	40%	35%	57%

Notes to the combined balance sheets
[7] Cash and cash equivalents

	As of December 31
	2006	2005
	€ m	€ m

Cheques, cash and bank balances	48.7	43.8
Short-term cash investments	454.7	357.7

Total cash and cash equivalents	503.4	401.5

Short-term cash investments include receivables due from related parties (intercompany accounts towards Merck from cash pooling) amounting to € 427.0 million (2005: € 337.7 million). Cash and cash equivalents are mainly denominated in US dollars (80.3%) and Euros (10.0%) with an original maturity of three months or less. All bank balances are placed with banks with a high credit rating. The average effective interest rate on short-term cash investments in 2006 was 4.8% (2005: 3.8%) and these cash investments have an average maturity of 2 days (2005: 11 days) as of December 31. The average effective interest rate on Merck accounts in 2006 was 5.0% (2005: 4.2%) and the majority of those balances are due on demand.
[8] Trade accounts receivable, net

	As of December 31
	2006	2005
	€ m	€ m

Receivables from related parties	0.6	1.5
Receivables from third parties	361.0	337.9

Total trade accounts receivable	361.6	339.4

At 31 December 2006 trade accounts receivables are shown net of allowances for doubtful receivables of € 4.7 million (2005: € 7.1 million). The Group sells its products worldwide through major wholesale distributors and direct to clinics and hospitals. There is no concentration of credit risk with respect to trade accounts receivable as the Group has a large number of internationally dispersed customers.
[9] Inventories

	As of December 31
	2006	2005
	€ m	€ m

Raw materials and production supplies	61.8	59.0
Work in progress	40.0	51.6
Finished goods and goods purchased for resale	212.4	203.6

Total inventories	314.2	314.2

At 31 December 2006 write-downs of inventories amounted to € 50.5 million (2005: € 40.9 million). The fair value of those inventories which have been written down amounts to € 29.9 million (2005: € 23.2 million). As of the balance sheet dates, inventories were not used to secure liabilities.

[10] Prepaid expenses and other assets
Current prepaid expenses and other current assets:

	As of December 31
	2006	2005
	€ m	€ m

Other receivables:
from related parties (Merck)	1.5	11.5
from third parties	8.3	26.5
Total other receivables	9.8	38.0

Derivative assets	—	0.6
Prepaid expenses	6.0	8.4
Other assets	2.9	2.7

Total current prepaid expenses and other assets	18.7	49.7

Non-current prepaid expenses and other non-current assets:

	As of December 31
	2006	2005
	€ m	€ m

Prepaid expenses	1.9	1.4
Other assets	4.7	6.9

Total non-current prepaid expenses and other assets	6.6	8.3

Prepaid expenses and other assets include prepayments made, interest deferrals or refund claims in connection with non-income taxes, claims in connection with duties and import fees as well as the overfunded status of pension plans. In addition, receivables resulting from co-marketing agreements with other companies for various products are recorded in this item.
[11] Income tax receivables
Tax receivables at year-end amounted to € 19.7 million (2005: € 38.8 million) and result from tax refund claims for tax prepayments that exceed the actual amount of tax payable for the current and prior fiscal years, and from refund claims for prior years owing to tax audits as well as withholding tax credits.

[12] Goodwill and other intangible assets, net

	Goodwill	Other intangible assets
		Finite		Advance
		useful life	Software	payments	Total
	€ m	€ m	€ m	€ m	€ m

Acquisition cost January 1, 2005	524.0	69.3	5.4	3.1	77.8
Adjustment for accumulated amortization of goodwill in accordance with IFRS 3	-179.2	—	—	—	—
Additions	0.2	3.7	0.7	3.6	8.0
Disposals	—	-0.5	-0.3	-0.4	-1.2
Transfers	—	-0.3	2.7	-2.4	0.0
Currency translation	-1.4	-0.2	1.4	0.1	1.3

December 31, 2005	343.6	72.0	9.9	4.0	85.9

Accumulated amortization and impairment losses January 1, 2005	-179.2	-32.9	-3.3	—	-36.2
Adjustment for accumulated amortization of goodwill in accordance with IFRS 3	179.2	—	—	—	—
Amortization	—	-8.2	-1.3	—	-9.5
Disposals	—	0.3	0.2	—	0.5
Transfers	—	1.5	-1.5	—	0.0
Currency translation	—	-0.1	-1.2	—	-1.3

December 31, 2005	0.0	-39.4	-7.1	—	-46.5

Net book value as of December 31, 2005	343.6	32.6	2.8	4.0	39.4

Acquisition cost January 1, 2006	343.6	72.0	9.9	4.0	85.9
Changes in companies combined	—	13.3	—	—	13.3
Additions	12.8	2.0	2.3	5.8	10.1
Disposals	—	-1.1	-1.6	-0.7	-3.4
Transfers	—	4.8	0.3	-5.1	0.0
Currency translation	1.0	0.1	-0.6	—	-0.5

December 31, 2006	357.4	91.1	10.3	4.0	105.4

Accumulated amortization and impairment losses January 1, 2006	—	-39.4	-7.1	—	-46.5
Amortization	—	-9.8	-1.4	—	-11.2
Disposals	—	0.9	1.4	—	2.3
Currency translation	—	0.4	0.4	—	0.8

December 31, 2006	—	-47.9	-6.7	—	-54.6

Net book value as of December 31, 2006	357.4	43.2	3.6	4.0	50.8

The increase in goodwill in 2006 relates exclusively to the acquisitions of minority interests of certain subsidiaries in 2006. The acquisition of the remaining outstanding minority interests in our subsidiary Merck Seiyaku Ltd. increased goodwill by € 10.0 million. The acquisition of some of the outstanding minority interests in our subsidiary Société de Participation Pharmaceutique S.A.S. increased goodwill by € 2.8 million.
The acquisition of Prasfarma Oncológicos S.L. increased intangible assets (licenses) by € 13.3 million. The net book value of the acquired intangible assets (other than goodwill) at the end of December 31, 2006 amounts to € 12.1 million and the remaining amortization periods range from 9 to 11 years.
With the acquisition of NM Pharma in 2004 the Group acquired brand names which have a net book value at December 31, 2006 of € 13.1 million and a remaining amortization period of 8 years.
There were no impairments of intangible assets and no reversals of impairments in any period presented.
The aggregate carrying amounts of goodwill allocated to each cash generating unit are:

	As of December 31
	2006	2005
Cash generating unit	€ m	€ m

Europe	113.2	110.4
North America	102.2	102.2
Asia Pacific	142.0	131.0

Total	357.4	343.6

The recoverable amount was determined using a discounted cash flow method. The discounted cash flow method discounts future cash flows based on both a medium-term business plan and a long-term growth rate forecast. The discount rate is 7.8% (7.0% in 2005) and is based on the weighted average cost of capital (WACC). No impairment was recognised for goodwill in the years 2004, 2005 and 2006.

[13] Property, plant and equipment, net

	Land, land			Construction
	rights and		Other	in progress
	buildings,		facilities,	and advance
	including		operating and	payments to
	buildings on	Plant and	office	vendors and
	third-party land	machinery	equipment	contractors	Total
	€ m	€ m	€ m	€ m	€ m

Acquisition cost January 1, 2005	129.1	210.1	13.0	6.8	359.0
Additions	9.0	14.0	1.1	7.7	31.8
Disposals	-1.2	-10.3	-0.7	—	-12.2
Transfers	1.5	-0.2	5.5	-6.8	0.0
Currency translation	12.2	22.6	1.6	0.1	36.5

December 31, 2005	150.6	236.2	20.5	7.8	415.1

Accumulated amortization and impairment losses January 1, 2005	-25.6	-128.9	-9.4	—	-163.9
Depreciation	-5.5	-19.5	-2.6	—	-27.6
Impairment losses	-1.8	-0.9	—	—	-2.7
Disposals	0.1	9.8	0.6	—	10.5
Transfers	—	2.6	-2.6	—	0.0
Currency translation	-2.8	-13.8	-1.2	—	-17.8

December 31, 2005	-35.6	-150.7	-15.2	—	-201.5

Net book value as of December 31, 2005	115.0	85.5	5.3	7.8	213.6

Acquisition cost January 1, 2006	150.6	236.2	20.5	7.8	415.1
Changes in companies combined	1.9	0.5	—	—	2.4
Additions	4.6	11.3	1.0	12.2	29.1
Disposals	-0.1	-6.5	-0.7	-0.5	-7.8
Transfers	0.6	-7.6	12.3	-5.3	0.0
Currency translation	-9.2	-15.9	-1.4	-0.3	-26.8

December 31, 2006	148.4	218.0	31.7	13.9	412.0

Accumulated amortization and impairment losses January 1, 2006	-35.6	-150.7	-15.2	—	-201.5
Depreciation	-5.7	-18.4	-2.2	-0.1	-26.4
Impairment losses	-3.4	-2.5	—	—	-5.9
Disposals	—	5.7	0.4	—	6.1
Transfers	—	7.9	-7.9	—	0.0
Currency translation	2.5	11.1	1.2	—	14.8

December 31, 2006	-42.2	-146.9	-23.7	-0.1	-212.9

Net book value as of December 31, 2006	106.2	71.1	8.0	13.8	199.1

In 2006, impairment losses of € 5.9 million were recognized on property, plant and equipment in context with the closure of manufacturing and packaging activities in UK. The impairment is based on the calculation of the fair value less cost to sell. In 2005 impairment losses totalling € 2.7 million were recognized on property, plant and equipment. The impairment became necessary after the termination of a cooperation project for development and production of products at Genpharm Inc., Canada. Based on the fair value less cost to sell, the related tangible assets had been completely written-off. The charges for impairment losses are included in other operating expense, net for the respective period. There were no impairment losses on property, plant and equipment in 2004.
Changes in companies combined exclusively comprise additions resulting from the acquisition of Prasfarma Oncológicos S.L., Spain in 2006. No property, plant and equipment asset served as collateral in 2006 and 2005. There were no reversals of impairments of property, plant and equipment in any period presented.
Property, plant and equipment also includes assets that are leased under the terms of finance leases. The total value of leased assets (leased facilities) amounts to € 0.4 million (2005: € 0.4 million) and the corresponding obligations amount to € 0.3 million (2005: € 0.4 million).
[14] Deferred tax assets and liabilities
Deferred tax assets and liabilities relate to the following items:

	As of December 31
	2006		2005
	€ m		€ m
	Assets	Liabilities	Assets	Liabilities

Intangible assets	4.6	3.4	4.7	3.0
Property, plant and equipment	-0.8	2.1	0.5	5.2
Inventories	6.1	—	7.8	—
Current and non-current receivables/Other assets	7.4	—	6.1	0.1
Provisions for pensions and other post-employment benefits	3.3	—	4.7	—
Current and non-current other provisions	67.9	—	52.7	—
Current and non-current liabilities	0.9	—	1.8	—
Tax loss carry forwards	1.1	—	0.1	—
Other	1.8	8.1	1.5	3.5
Offsetting of deferred tax assets and liabilities	-7.3	-7.3	-0.8	-0.8

Total deferred taxes	85.0	6.3	79.1	11.0

The potential for offsetting deferred tax assets and liabilities is limited to those arising in the same tax jurisdiction.

[15] Financial liabilities
Current financial liabilities:

	As of December 31
	2006	2005
	€ m	€ m

Bank loans and overdrafts	—	9.6
Loans from third parties	4.3	—
Loans from related parties (Merck)	295.5	316.0
Other financial liabilities to related parties (Merck)	26.1	16.2
Other financial liabilities	0.9	—

Total current financial liabilities	326.8	341.8

Non-current financial liabilities:

	As of December 31
	2006	2005
	€ m	€ m

Liabilities from finance lease obligations	0.2	0.3
Loans from third parties	3.0	2.4
Loans from related parties (Merck)	15.0	—

Total non-current financial liabilities	18.2	2.7

The carrying amounts of current financial liabilities approximate fair value due to the short maturities of the respective liabilities. The carrying amounts of non-current financial liabilities approximate fair value since the interest component of substantially all of the liabilities is variable and consistent with prevailing market rates.
Liabilities from finance lease obligations represent the discounted amount of future payments arising from finance leases.
Non-current financial liabilities have the following breakdown by maturity:

2006
€ m

2007	—
2008	0.5
2009	0.7
2010	16.0
2011	1.0

Total	18.2
Total amount of secured financial debts	—

The current and non-current financial liabilities of the Generics Group are denominated in the following currencies:

	As of December 31
	2006	2005

Euros	49.2%	35.2%
Canadian dollars	23.9%	28.3%
Pounds sterling	0.2%	11.7%
Swedish corona	11.8%	9.2%
Japanese yen	8.0%	0.7%
Other currencies	6.9%	14.9%

	100.0%	100.0%

As of December 31, 2006 and 2005 respectively, current and non-current financial liabilities have the following interest rates (weighted average):

	As of December 31
	2006	2005

Bank loans and overdrafts	—	1.5%
Loans from third parties	5.1%	6.0%
Loans from related parties (Merck)	4.4%	3.8%
Other financial liabilities to related parties (Merck)	5.1%	5.2%

[16] Trade payables
Trade accounts payable consist of the following:

	As of December 31
	2006	2005
	€ m	€ m

Liabilities due to related parties (Merck)	2.8	2.2
Liabilities due to third parties	236.7	265.7

Total trade accounts payable	239.5	267.9

Trade accounts payable include accrued amounts of € 89.1 million (2005: € 89.3 million) for goods received but not yet invoiced, other outstanding invoices and accrued sales discounts and rebates.

[17] Other liabilities
Other current liabilities:

	As of December 31
	2006	2005
	€ m	€ m

Liabilities to owner (Merck)	9.6	69.8
Payroll liabilities	23.9	25.4
Accruals for personnel expenses	15.8	14.3
Other liabilities to third parties	19.3	22.1

Total other current liabilities	68.6	131.6

Liabilities to owner (Merck) include liabilities for dividend distribution amounting to € 65.5 million in 2005.
Other non-current liabilities:

	As of December 31
	2006	2005
	€ m	€ m

Other liabilities to third parties	2.0	1.3
Payroll liabilities	2.8	2.9

Total other non-current liabilities	4.8	4.2

Other liabilities include liabilities in connection with non-income taxes as well as obligations in connection with duties and import fees. Liabilities due to insurance companies as well as contractually agreed payment obligations towards other companies are also included here.
[18] Income tax liabilities
Tax liabilities amount to € 29.2 million (2005: € 27.5 million). This item also includes accruals for estimated tax payments related to tax years which are still under review by the tax authorities amounting to € 6.4 million (2005: € 15.2 million).

[19] Provisions

	Restructuring	Personnel	Litigation	Other	Total
	€ m	€ m	€ m	€ m	€ m

January 1, 2006	4.2	4.1	87.5	4.1	99.9
Currency translation	-0.3	-0.1	-6.9	—	-7.3
Additions	1.9	5.7	83.2	10.4	101.2
Release	—	-2.0	-0.4	-0.1	-2.5
Utilizations	-0.6	-1.4	-21.3	-3.7	-27.0
Changes in companies combined/Other	—	—	—	0.2	0.2

December 31, 2006	5.2	6.3	142.1	10.9	164.5

Thereof current	5.2	6.0	13.2	10.9	35.3
Thereof non-current	—	0.3	128.9	—	129.2

	Restructuring	Personnel	Litigation	Other	Total
	€ m	€ m	€ m	€ m	€ m

January 1, 2005	0.7	3.9	29.5	14.1	48.2
Currency translation	—	0.1	0.1	0.2	0.4
Additions	4.1	2.9	68.9	0.7	76.6
Release	—	-0.3	-0.2	-0.2	-0.7
Utilizations	-0.6	-1.9	-10.8	-10.7	-24.0
Changes in companies combined/Other	—	-0.6	—	—	-0.6

December 31, 2005	4.2	4.1	87.5	4.1	99.9

Thereof current	0.7	3.8	17.3	4.1	25.9
Thereof non-current	3.5	0.3	70.2	—	74.0

Restructuring: This item mainly includes provisions for severance payments for employees and contractually agreed severance obligations. The relevant provisions are recognized in accordance with IAS 37 when detailed restructuring plans have been prepared and communicated. In 2006 the additions to the restructuring provision relate to the restructuring of our manufacturing operations in the UK for € 1.0 million and in New Zealand for € 0.9 million (2005: € 4.1 million).
Litigation: The Generics Group is party to various legal proceedings in the ordinary course of business. Although these matters are subject to inherent risks and uncertainties and our view about them may change in the future, in the opinion of management, the provisions for litigation are adequate. However, the maximum exposure to risk arising from these legal proceedings cannot be estimated at the present time and the ultimate resolution of these and other legal matters may be material to the Generic Group’s results of operations, cash flows and its financial condition.

Lawsuits in the United States in connection with price information: The U.S. federal government, various U.S. states, a large number of New York counties and some individuals have filed suit in the United States against Dey, Inc., as well as a number of other pharmaceutical companies, claiming the defendants had falsely reported certain price information concerning drugs marketed by them. The plaintiffs argue that refunds to physicians and pharmacists for drugs from the Medicare and Medicaid government health schemes - which are determined based on the price information provided - were higher than the actual purchase costs, resulting in financial losses for them. The plaintiffs also claim that Dey, Inc. illegally used this difference between actual costs and the amount to be reimbursed as a marketing incentive.
Many U.S. states have filed claims against Dey, Inc. in connection with this since 1995. Dey, Inc. has since settled some of the claims without any admission of liability, by paying compensation; claims asserted by various federal states are still pending. The U.S. federal government also filed a claim against Dey, Inc. in September 2006. Claims filed by various counties in the state of New York and ten class action suits filed by patients and institutions, who paid additional prescription fees for the drugs, are pending. Dey, Inc. and the other pharmaceutical companies affected are mounting a defense against these claims. In 2005, the Generics Group set up provisions of $ 84 million € 67.5 million) for legal risks and related legal fees in connection with the pending claims to cover potential claims for damages and legal fees and increased these by $ 100 million (€ 79.6 million) in the fourth quarter of 2006, based on the Company’s current assessment of the situation.
Proceedings against Generics UK concerning breach of competition rules: Generics (UK) Ltd., is accused of having been involved in pricing agreements pertaining to certain drugs during the years 1996 to 2000. Generics (UK) Ltd. was able to settle claims for damages asserted by the British National Health Service out of court, which does not constitute any admission of liability. As part of this settlement, Generics (UK) Ltd. agreed to pay the National Health Service £ 12 million (€ 17.8 million) in damages. This amount was fully covered by provisions that were recorded in 2003 and 2004.
Additional claims were filed against Generics (UK) Ltd. by health authorities in Scotland and Northern Ireland totaling £ 20 million plus interest. In addition to these civil claims, criminal proceedings were also filed against Generics (UK) Ltd. and the people responsible for running this company. Provisions were made for estimated lawyers’ and court fees. The maximum exposure to risk arising from these proceedings cannot be estimated at the present time.

[20] Pension and other post-employment benefits
The calculation of obligations and plan assets as well as the related cost and expected return on plan assets is based on the following actuarial parameters:

	2006	2005

Discount rate	5.1%	5.1%
Future salary increases	4.2%	4.4%
Future pension increases	1.5%	1.5%
Staff turnover	9.9%	10.3%
Expected return on plan assets	7.4%	7.5%

These are average values weighted by the present value of the respective benefit obligation. The average expected return on plan assets is weighted by the fair value of the respective plan assets. Plan assets for funded benefit obligations primarily comprise equities and fixed-income securities.
The balance sheet item “Provisions for pensions and other post-employment benefits” is comprised of:

	As of December 31
	2006	2005
	€m	€m

Present value of unfunded benefit obligations	10.4	8.7
Present value of funded benefit obligations	25.7	27.4

Present value of all benefit obligations	36.1	36.1
Fair value of plan assets	-19.7	-18.1

Under-funded status	16.4	18.0
Over-funded pension plans included	0.7	0.2

Provisions for pensions and other post-employment benefits	17.1	18.2

In 2006, 2005 and 2004, the following items were recognized in the combined income statement:

	For period ended December 31
	2006	2005	2004
	€m	€m	€m

Current service cost	3.8	4.7	3.3
Past service costs	—	—	0.1
Interest cost on pension obligations	1.5	1.5	1.2
Expected return on plan assets	-1.1	-1.1	-0.8
Other effects	—	-0.8	0.5

Total amount recognized in income statements	4.2	4.3	4.3

The actual return on plan assets amounted to € 1.3 million (2005: € 0.9 million). Interest related to provisions for pension obligations are included in “Financial income, net”. Remaining amounts recognized in the combined income statements are reflected across the individual functional areas.
The present value of all defined obligations changed in 2006 and 2005 as follows:

	2006	2005
	€m	€m

Present value of all defined benefit obligations on January 1	36.1	26.8
Currency translation differences	-2.9	2.9
Current service cost	3.8	4.7
Interest cost on pension obligations	1.5	1.5
Other effects recognized in income	—	-0.6
Actuarial gains(-)/losses(+)	-0.4	3.2
Pension payments in the reporting period	-2.1	-2.5
Transfers/Changes in companies combined/Other changes	0.1	0.1

Present value of all defined benefit obligations on December 31	36.1	36.1

The fair value of the plan assets changed as follows in the reporting period:

	2006	2005
	€m	€m

Fair value of the plan assets on January 1	18.1	12.4
Currency translation differences	-1.9	1.8
Expected return on the plan assets	1.1	1.1
Other effects recognized in income	—	0.2
Actuarial gains(+)/losses(-)	0.2	-0.2
Employer contributions	3.9	5.3
Employee contributions	—	—
Pension payments in the reporting period	-1.8	-2.5
Transfers/Changes in companies combined/Other changes	0.1	—

Fair value of the plan assets on December 31	19.7	18.1

In 2006, actuarial gains(+)/losses(-) amounting to € 0.6 million (2005: € -3.4 million) and as of December 31, 2006 cumulative actuarial gains(+) and losses(-) amounting to € -9.1 million (2005: € -9.7 million) were recognized in equity.
The fair value of the plan assets can be allocated to the individual asset categories as follows:

	As of December 31
Weighted average values are shown	2006	2005

Equity instruments	59.8%	61.1%
Debt instruments	26.7%	27.8%
Other assets	13.5%	11.1%

On average, the expected rate of return on equity instruments is 8.4% (2005: 8.6%) and on debt instruments 4.9% (2005: 5.4%). The respective rates of return take into account country-specific conditions and are based, among other things, on interest and dividend income expected over the long term as well as increases in the value of the investment portfolio after the deduction of directly allocable taxes and expenses.
Over the past five years, the funded status, composed of the present value of the defined benefit obligations and the fair value of the plan assets, has changed as follows:

	As of December 31
	2006	2005	2004	2003	2002
	€ m	€ m	€ m	€ m	€ m

Present value of the defined benefit obligations	36.1	36.1	26.8	22.4	23.5
Fair value of the plan assets	-19.7	-18.1	-12.4	-11.5	-10.5
Funded status	16.4	18.0	14.4	10.9	13.0

It is estimated that payments to beneficiaries from unfunded pension plans will be € 0.1 million in 2007 while estimated payments to funded pension plans are estimated to be € 4.1 million in 2007.
The cost of ongoing contributions in 2006 for defined contribution plans that are financed exclusively by external funds and for which the companies of the Group are only obliged to pay the contributions, amounted to € 7.9 million in 2006 (2005: € 7.2 million, 2004: € 6.2 million). In addition, employer contributions of € 0.9 million were transferred to the German and € 0.8 million to foreign social security systems for pension schemes.

Notes to the combined cash flow statement
[21] Supplemental operating cash flow information
Tax payments in 2006 were € 56.5 million (2005: € 65.6 million and 2004: € 85.5 million).
[22] Supplemental investing cash flow information
In 2006, the acquisition of Prasfarma Oncológicos S.L., Spain, was completed. This involved a net payment of € 8.6 million in 2006, which together with the € 8.9 million paid in the previous year in advance resulted in a total net cash outflow of € 18.2 million. The acquisition of the minority interests in Merck Seiyaku Ltd., Japan, resulted in payments of € 13.8 million. An amount of € 9.1 million was spent to increase the Group’s interest in Société de Participation Pharmaceutique S.A.S, France.

		Merck	Société de Part.
	Prasfarma	Seiyaku Ltd.	Pharmaceutique
	€ m	€ m	€ m

Purchase price	-10.4	-13.8	-9.1
Cash and cash equivalents acquired	1.8	—	—

Net cash outflows	-8.6	-13.8	-9.1

The impact on the 2005 and 2004 cash flows was as follows:

	2005		2004
	Prasfarma	NM Pharma	Prasfarma	NM Pharma
	€ m	€ m	€ m	€ m

Purchase price	-8.9	4.7	—	-53.8
Cash and cash equivalents acquired	—	—	—	—

Net cash outflows	-8.9	4.7	—	-53.8

Other disclosures
[23] Additional notes for financial instruments
Currency risks:
Currency fluctuations for recognised or future transactions in foreign currency may lead to fluctuations in net income and net equity. In principle, derivative instruments could be used to minimize these currency risks.
The use of derivatives contracts is governed by Merck’s internal regulations, and derivative transactions are subject to continuous risk management procedures. Trading, settlement and control functions are strictly separated, and this separation is monitored by internal audit department. Derivatives contracts will only be entered into with prime-rated banks and are restricted to the hedging of our business operations and related financing transactions. The strategy to hedge the transaction risk arising from currency fluctuations is set by an internal interest rate and currency committee, which meets on a regular basis.
The Generics Group’s currency structure is closely related to the local currency of each company within the Generics Group. In addition any financing requirements are mainly based on intercompany loans with Merck provided in local currency of each company. Therefore the policy of the Group is not to hedge currency risks of recognised operating or financing transactions.
Forecast transactions are only hedged if the occurrence can be assumed to be highly probable. Thus in the past, derivative instruments were used exclusively to hedge foreign currency positions stemming from dividend payments denominated in foreign currency within the Group. In addition the purchase price (Japanese Yen) to acquire Merck Hoei Ltd., Japan, was hedged in 2005 with a notional amount of € 14.1 million. The instruments used were marketable forward exchange contracts. The policy is no longer to hedge currency risk.
The following derivative financial position was held as of the balance sheet dates:

	As of December 31
	Notional value		Fair value
	2006	2005	2006	2005
	€ m	€ m	€ m	€ m

Forward exchange contracts	—	36.4	—	0.6

Total forward exchange contracts	—	36.4	—	0.6

The notional value is the aggregate of all buy and sells amounts relating to derivatives contracts. The fair values result from the valuation of open positions at market prices, ignoring any opposite movements in the value of the underlyings. They correspond to the income or expense which would result if the derivatives contracts were closed out as of the balance sheet date. The fair values are calculated on the basis of quoted prices or current market data provided by information services. The fair values of the derivative financial instruments are reported in the balance sheet under “Prepaid expenses and other assets” or under “Other liabilities”. Gains and losses on the fair value of derivatives and underlyings are usually recognized directly in the income statement. If cash flows are being hedged and the requirements for hedge accounting in accordance with IAS 39.88 are met, the effective portions of the gains and losses from the fair value measurement of derivatives are recognized in equity until the underlying transaction occurs. These amounts are only reclassified from equity and carried to the combined income statement after accounting for the underlying transactions.
Forward exchange contracts were entered into in 2005 to reduce the exchange rate risk within the Group, mainly nominated in Australian dollar and Japanese yen.
Interest risks:
The Generics Group’s financing structure is based mainly on intercompany loans received/granted with Merck with variable interest. Details are described in the notes to each section. The Group does not hedge any of these interest structures. Accordingly, no derivative instruments to hedge interest rate fluctuations are or have been in place.
Credit risks:
For cash and cash-equivalents there is no significant concentration of credit risk. Cash balances are held with prime-rated banks or on inter-company accounts with Merck. For financial instruments originated by the companies of the Generics Group, the fair values correspond to the carrying values unless stated otherwise in the notes to the individual balance sheet items. Specific impairments are charged to cover possible credit risks for financial instruments originated by the Generics Group. In addition, the broad-based business structure of the Generics Group means that there is no particular concentration of credit risks as regards either customers or specific countries.
[24] Contingent liabilities

	As of December 31
		thereof		thereof
	2006	related parties	2005	related parties
	€ m	€ m	€ m	€ m

Guarantees	1.0	—	0.1	—
Other contingent liabilities	0.5	—	4.7	—

[25] Other financial obligations

	As of December 31
		thereof		thereof
	2006	related parties	2005	related parties
	€ m	€ m	€ m	€ m

Orders for capital expenditure on property, plant and equipment	4.8	—	4.2	—
Future operating lease/rental payments	13.8	—	15.9	—
Other financial obligations	—	—	0.2	—

Other financial obligations are shown at nominal value. Liabilities from lease and rental agreements are composed as follows:

	As of December 31, 2006
	Remaining -	Remaining -	Remaining -
	maturity less	maturity	maturity more	Total
	than 1 year	1 to 5 years	than 5 years	2006
	€ m	€ m	€ m	€ m

Future finance lease payments	0.1	0.2	—	0.3

Future operating lease/rental payments	6.8	7.0	—	13.8

	As of December 31, 2005
	Remaining -	Remaining -	Remaining -
	maturity less	maturity	maturity more	Total
	than 1 year	1 to 5 years	than 5 years	2005
	€ m	€m	€ m	€ m

Future finance lease payments	0.1	0.3	—	0.4

Future operating lease/rental payments	7.5	7.9	0.5	15.9

Future operating lease/rental payments include mainly leasehold, rent for buildings as well as payments for carpool, plant and equipment.
[26] Related-party disclosures
Significant subsidiaries:

	Country of	Ownership interest
Company name	incorporation	2006	2005

Merck Génériques S.A.S.	France	100%	100%
Genpharm Inc.	Canada	100%	100%
Dey Inc.	USA	100%	100%
Alphapharm Pty. Ltd.	Australia	100%	100%

Related parties in respect of the Generics Group are Merck KGaA and its subsidiaries (“Merck”), E. Merck OHG, associates and joint ventures of Merck, members of the Executive Management Committee of the Generics Group and members of the Executive Board and the Supervisory Board of Merck KGaA, close members of the families of all persons mentioned above, and all non-Generics entities directly or indirectly controlled, jointly controlled or significantly influenced by any person mentioned above. Pension funds that are classified as funded defined benefit plans in accordance with IAS 19 are also considered to be related parties in respect of the Generics Group.

Business transactions between subsidiaries of the Generics Group have been eliminated for combination purposes and are not disclosed further in the notes. Business transactions with Merck are presented separately for all balances in the notes of these combined financial statements. All these relations are based either on financing transactions or occur in the normal scope of business transactions by selling products or providing services between Generics Group and Merck companies.
Information on pension funds that are classified as funded defined-benefit plans in accordance with IAS 19 can be found in Note “Pension and other post-employment benefits”. There were no further material transactions with these pension funds.
As of December 31, 2006, companies of Generics Group had receivables from non-Generics entities controlled by a close member of the family of a Executive Management Committee member in the amount of less than € 0.1 million (2005: less than € 0.1 million) and liabilities to such companies in the amount of € 1.2 million (2005: € 1.1 million). In 2006, companies of Generics Group sold products to such companies with a value of € 1.0 million (2005: € 0.2 million, 2004: less than € 0.1 million). In addition, companies of Generics Group received services from such companies with a value of € 6.7 million (2005: € 5.4 million, 2004: € 5.3 million).
Transactions between the Generics Group and Merck are as follow:

	Year ended December 31
	2006	2005	2004
	€m	€m	€m

Sales of goods by Merck to Generics Group	70.2	62.6	46.9
Sales of goods by Generics Group to Merck	17.6	15.7	7.4
Administrative and other services provided by Merck to Generics Group	23.5	18.6	12.2
Administrative and other services provided by Generics Group to Merck	0.1	0.8	0.3
Interest income from Merck recognized by Generics Group	18.7	9.6	10.0
Interest expenses to Merck recognized by Generics Group	13.8	11.3	8.2

Key management personnel are defined as the members of the Executive Management Committee of the Generics Group (EMC). Their compensation, recorded as expenses in the combined income statement, is as follows:

	Year ended December 31
	2006	2005	2004
	€m	€m	€m

Wages, salaries and other short-term benefits	6.4	3.5	2.6
Post-employment benefits	0.2	0.2	0.2
Other long term employee benefits	1.4	1.0	0.6

Total	8.0	4.7	3.4

Payments for services rendered to Generics Group in previous years, and recorded as expenses for compensation of key management personnel in the combined income statements of previous years, amount to € 1.5 million (2005: € 1.3 million, 2004: € 0.8 million).
Outstanding balances as at balance sheet date resulting from services rendered to Generics Group by key management personnel, excluding liabilities for pensions and other post-employment benefits, amount to € 6.4 million (2005: € 3.3 million).
All reported compensation figures relate only to periods of time, when the respective person was an EMC member. In January 2004, EMC consisted of 4 persons with 2 vacant positions, both were filled in 2004. In 2005, all EMC positions were filled throughout the year. In 2006, the EMC was expanded to 8 positions with 1 vacant position at end of year.
There were no other sale, loan or service agreements with related parties in 2006, 2005 or 2004.

[27] Significant differences between IFRS and US GAAP
The Generics Group’s combined financial statements have been prepared in accordance with IFRS, which, as applied by the Group, differ in certain significant respects from accounting principles generally accepted in the United States of America (US GAAP). The effects of the application of US GAAP to net income and equity are set out in the tables below:

	Year ended December 31
			2006	2005
	Note		€ m	€ m

Net income reported under IFRS			121.9	112.0
US GAAP adjustments
Deferred taxes	a	)	—	0.4
Minority Interests	b	)	-0.3	-1.7
Pension provisions	c	)	-0.6	-0.7
Deferred tax effect of US GAAP adjustments			0.2	0.3

Net income reported under US GAAP			121.2	110.3

	As of December 31
			2006	2005
	Note		€ m	€ m

Equity reported under IFRS			1,041.5	922.8
US GAAP adjustments
Deferred taxes	a	)	-0.2	-0.3
Minority Interests	b	)	-0.9	-7.9
Pension provisions	c	)	—	7.7
Goodwill	d	)	160.2	181.1
Deferred tax effect of US GAAP adjustments			—	-2.7

Equity reported under US GAAP			1,200.6	1,100.7

a)	Under both IFRS and US GAAP unrealized profits resulting from intercompany transactions are eliminated from the carrying amount of assets, such as inventory. In accordance with IAS 12, (revised 2000) “Income Taxes”, the Group calculates the tax effect with reference to the local tax rate of the company that holds the inventory (the buyer) at year-end. However, US GAAP requires the tax effect to be calculated with reference to the local tax rate in the seller’s or manufacturer’s jurisdiction.

b)	In accordance with IAS 27 (revised) “Consolidated and Separate Financial Statements”, minority interests are disclosed in the combined income statements as an attribution of net income and in the combined balance sheets as part of equity. Under US GAAP minority interests are deducted in determining net income reported and are presented outside of equity.

c)	Following Merck’s adoption of an alternative treatment under IAS 19, actuarial gains and losses arising from the differences between expected and actual changes in the fair value of assets and liabilities in the Generics Group’s pension and post-employment defined benefit plans are recognized directly in the combined statement of recognized income and expenses. Under US GAAP, these differences are recognized in the combined income statement of the subsequent period when they fall outside the “corridor” of the higher of 10% of plan assets or projected benefit obligation. However, with the adoption of SFAS No. 158, “ Employers’ Accounting for Defined Benefit and Other Postretirement Plans” as of December 31, 2006, which requires the immediate recognition in equity of actuarial gains and losses on pension and other post-employment benefit plans, substantially all the existing IFRS to US GAAP differences in equity are eliminated.

d)	Prior to January 1, 1995, all goodwill, being the difference between the purchase price and the aggregated fair value of tangible and intangible assets and liabilities acquired in a business combination, was offset directly against equity in accordance with IFRS existing at that time. Under US GAAP, the difference between the purchase price and the fair value of net assets acquired as part of any business combination would have been capitalized as goodwill and, until December 31, 2001, amortized through the income statement over the estimated useful life. Under IFRS, goodwill originated after December 31, 1994 but before April 1, 2004, was amortized until December 31, 2004, when following the adoption of IFRS 3, amortization of goodwill ceased. According to SFAS No. 142, all recognized goodwill that existed as of January 1, 2002, is no longer amortized, but is tested for impairment at least annually, or when events occur that indicate that goodwill might be impaired. In accordance with US GAAP, goodwill has been allocated to the acquired business’s financial statements, thus giving rise to currency translation differences between IFRS and US GAAP. There was no impairment loss recognized in 2006 and 2005 in accordance with SFAS No. 142.

Merck Generics Group

Interim Financial Statements
as at June 30, 2007

Merck Generics Group
Unaudited Interim Condensed Combined Income Statements

	2007	2006
For the six months ended June 30	€ m	€ m

Revenues	926.1	885.2
Cost of sales	-483.9	-474.5

Gross margin	442.2	410.7

Marketing and selling expenses	-177.5	-159.0
Administration expenses	-41.3	-38.7
Other operating expenses, net	-17.2	-23.2
Research and development expenses	-60.3	-67.7

Operating income	145.9	122.1

Financial income, net	6.8	3.1

Income before income tax	152.7	125.2

Income tax expense	-52.0	-52.6

Net income	100.7	72.6

Attributable to:
Minority interest	—	1.1
Merck	100.7	71.5

The accompanying notes are an integral part of these Unaudited Interim Condensed Combined Financial Statements.

Merck Generics Group
Combined Balance Sheets

	June 30, 2007	Dec. 31, 2006
As of	€ m	€ m
	(unaudited)

ASSETS
Current assets
Cash and cash equivalents	447.2	503.4
Trade accounts receivable, net	368.2	361.6
Inventories	368.8	314.2
Prepaid expenses and other assets	190.3	18.7
Income tax receivables	27.7	19.7

Total current assets	1,402.2	1,217.6

Non-current assets
Goodwill	356.0	357.4
Other intangible assets, net	57.9	50.8
Property, plant and equipment, net	198.3	199.1
Prepaid expenses and other assets	4.9	6.6
Deferred tax assets	83.9	85.0

Total non-current assets	701.0	698.9

Total assets	2,103.2	1,916.5

LIABILITIES
Current liabilities
Financial liabilities	278.3	326.8
Trade payables	300.0	239.5
Other liabilities	65.1	68.6
Income tax liabilities	77.0	29.2
Provisions	39.1	35.3

Total current liabilities	759.5	699.4

Non-current liabilities
Financial liabilities	23.2	18.2
Other liabilities	4.3	4.8
Provisions	117.6	129.2
Pension and other post-employment benefits	18.1	17.1
Deferred tax liabilities	7.0	6.3

Total non-current liabilities	170.2	175.6

Total liabilities	929.7	875.0

EQUITY
Investment by Merck	1,172.2	1,040.6
Minority interests	1.3	0.9

Total equity	1,173.5	1,041.5

Total liabilities and equity	2,103.2	1,916.5

The accompanying notes are an integral part of these Unaudited Interim Condensed Combined Financial Statements.

Merck Generics Group
Unaudited Interim Condensed Combined Statements of Cash Flows

	2007	2006
For the six months ended June 30	€ m	€ m

Income before income tax	152.7	125.2
Income tax expense	-52.0	-52.6
Financial income, net	-6.8	-3.1
Depreciation	13.1	13.2
Amortization	5.7	5.4
Changes in:
Inventories	-50.7	-23.9
Trade receivables	-6.0	13.0
Trade payables	59.1	-8.5
Provisions	-7.1	-8.3
Other assets and liabilities	-15.9	37.3
(Gains) / Losses on disposal of assets, net	0.2	-0.6
Interest paid	-8.4	-7.7

Net cash flows from operating activities	83.9	89.4

Interest received	5.1	4.7
Purchase of intangible assets	-13.6	-4.3
Purchase of property, plant and equipment	-9.4	-8.8
Purchase of subsidiary, net of cash acquired	0.0	-23.1
Proceeds from disposal of fixed assets	1.6	1.1

Net cash used in investing activities	-16.3	-30.4

Changes in current financial liabilities	-77.1	26.7
Changes in non-current financial liabilities	5.0	9.3
Distributions to minority interests	—	-0.5
Distributions to Merck	-68.3	-0.7

Net cash from / (used in) financing activities	-140.4	34.8

Changes in cash and cash equivalents	-72.8	93.8
Effect of exchange rate fluctuations on cash and cash equivalents	16.6	-65.2
Cash and cash equivalents as of January 1	503.4	401.5

Cash and cash equivalents as of June 30	447.2	430.1

The accompanying notes are an integral part of these Unaudited Interim Condensed Combined Financial Statements.

Merck Generics Group
Unaudited Interim Condensed Combined Statements of Recognized Income and Expenses

	2007	2006
For the six months ended June 30	€ m	€ m

Net income	100.7	72.6

Income (expense) recognized directly in equity:
Currency translation difference	-11.5	-36.9

Total income (expenses) recognized directly in equity	-11.5	-36.9

Recognised income and expenses	89.2	35.7
Attributable to:
Minority interest	—	1.1
Merck	89.2	34.6

The accompanying notes are an integral part of these Unaudited Interim Condensed Combined Financial Statements.

Merck Generics Group
Unaudited Interim Condensed Combined Statements of Changes in Equity

		Other changes
	Owner	recognized
	investment	directly in	Investment	Minority	Total
	by Merck	equity	by Merck	interests	equity
	€ m	€ m	€ m	€ m	€ m

January 1, 2007	1,079.9	-39.3	1,040.6	0.9	1,041.5
Net income	100.7	—	100.7	—	100.7
Net contribution from owners	42.4	—	42.4	—	42.4
Total income (expense) recognized directly in equity	—	-11.5	-11.5	—	-11.5
Changes in companies combined	—	—	—	0.4	0.4

June 30, 2007	1,223.0	-50.8	1,172.2	1.3	1,173.5

		Other changes
	Owner	recognized
	investment	directly in	Investment	Minority	Total
	by Merck	equity	by Merck	interests	equity
	€ m	€ m	€ m	€ m	€ m

January 1, 2006	902.3	12.6	914.9	7.9	922.8
Net income	71.5	—	71.5	1,1	72.6
Net contribution from owners	64.1	—	64.1	-0.5	63.6
Total income (expense) recognized directly in equity	—	-36.9	-36.9	—	-36.9
Changes in companies combined	-0.2	—	-0.2	-2.7	-2.9

June 30, 2006	1,037.7	-24.3	1,013.4	5.8	1,019.2

The accompanying notes are an integral part of these Unaudited Interim Condensed Combined Financial Statements.

Merck Generics Group
Notes to the Unaudited Interim Condensed Combined Financial Statements
[1] Background and basis of presentation
Merck KGaA and its subsidiaries (“Merck”) comprise the worldwide operations of their pharmaceutical and chemical businesses. Merck KGaA is located in Darmstadt, Germany.
On May 12, 2007, Merck entered into a Share Purchase Agreement (“SPA”) with Mylan Laboratories Inc., USA (“Mylan”) to sell its generics drug business (“Generics Group”) to Mylan (the “Transaction”).
Merck has prepared these unaudited interim condensed combined financial statements (“interim financial statements”) for the Generics Group in connection with the SPA. The interim financial statements of the Generics Group reflect the assets, liabilities and transactions of the Generics Group which Mylan has agreed to acquire under the terms of the SPA. Mylan has not agreed to acquire all of the generics operations of Merck and accordingly, the generics operations of Merck affiliates that have historically formed part of Merck’s generics drug business but are excluded from the Transaction (“excluded operations”) have not been included in these interim financial statements. The excluded operations are minor divisions within multidivisional Merck affiliates and form part of the retained Merck subsidiaries. The primary business of the excluded operations is to distribute Generics Group products in certain jurisdictions. Within the first two years after closing of the Transaction, Mylan has the right to purchase the excluded operations for actual costs incurred by Merck to separate the excluded operations, including any restructuring costs and transfer taxes and value-added taxes.
These interim financial statements of the Generics Group constitute a carve-out from Merck’s consolidated financial statements and as such, the excess of assets over liabilities is reflected as “Investment by Merck” in the Generics Group in lieu of stockholders’ equity. Merck’s consolidated financial statements and the Generics Group condensed combined financial statements were prepared in accordance with International Financial Reporting Standards, as adopted by the European Union (“IFRS”). All of the pronouncements of the International Accounting Standards Board (“IASB”) and the International Financial Reporting Interpretations Committee (“IFRIC”) required to be adopted for periods ending June 30, 2007 have been applied to these interim financial statements of the Generics Group for all periods presented. IFRS which had not been endorsed by the European Union by June 30, 2007 had no effect on the interim financial statements. The interim financial statements are presented in millions of Euro (€), the reporting currency of Merck. The interim financial statements have been prepared on the historical cost basis except for available-for-sale assets and certain financial assets and liabilities, which are measured at fair value.
The interim financial statements of the Generics Group include the assets and liabilities of the companies that comprise the Generics Group subject to the Transaction and all revenues realized and expenses incurred by those companies during the periods presented. The interim financial statements also include amounts attributable to one special purpose entity and amounts allocated for certain corporate overhead and infrastructure provided by Merck, which primarily consists of liability insurance premiums and other general administrative expenses that are directly attributable to the operations of the Generics Group subject to the Transaction. Liability insurance premiums are allocated based on risk factors and sales volume of the respective companies. Costs for other general administrative functions which are allocated to the Generics Group primarily consist of information technology services which are charged to the respective companies. Costs for accounting, legal and tax services are included in the interim financial statements primarily based on the amounts incurred by the separate accounting, legal and tax departments of the respective Generics Group companies. The interim financial statements also include interest related to intercompany loans between Generics Group companies and Merck. The allocation of interest is based on LIBOR plus a margin that, when taken together, reflects interest rates that management believes are comparable to the rates charged by third-party banks. For purposes of these interim financial statements, income taxes have been determined as if the companies within the Generics Group were separate tax-paying entities. Management believes that the assumptions underlying the interim financial statements including the methods and estimates used to allocate expenses incurred by Merck on behalf of the Generics Group, are reasonable. However, the interim financial statements do not necessarily reflect what the equity, financial position, results of operations or cash flows would have been if the Generics Group had operated as an independent, stand-alone company during the periods presented. See Note [6], Related party disclosures, for more information about transactions between Merck and the Generics Group.
The interim financial statements have been prepared in accordance with International Accounting Standard (“IAS”) 34, “Interim Financial Reporting.” The preparation of the interim financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies, the reported amounts of income, expenses, assets and liabilities. Actual results may differ from management’s estimates.
In the opinion of management, the interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations and the financial position of the Generics Group. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for any future period or for the full fiscal year.
[2] Taxes

	2007	2006
For the six months ended June 30	€ m	€ m

Taxes of the current period	-52.9	-49.3
Taxes for prior periods	—	-0.1
Deferred taxes	0.9	-3.2

Total income tax	-52.0	-52.6

Tax payments in 2007 were € 58.4 million (2006: € 45.7 million).
[3] Inventories

	June 30, 2007	Dec. 31, 2006
As of	€ m	€ m

Raw materials and production supplies	72.5	61.8
Work in process	33.9	40.0
Finished goods and goods purchased for resale	262.4	212.4

Total inventories	368.8	314.2

At June 30, 2007 write-downs of inventories amounted to € 42.3 million (2006: € 50.5 million). The fair value of inventories that have been written down amounts to € 40.4 million (2006: € 30.0 million). As of the balance sheet dates, inventories were not used to secure liabilities.

[4] Provisions

	Restructuring	Personnel	Litigation	Other	Total
	€ m	€ m	€ m	€ m	€ m

January 1, 2007	5.2	6.3	142.1	10.9	164.5
Currency translation	0.3	0.1	-3.1	-0.2	-2.9
Additions	1.2	1.9	0.2	13.9	17.2
Release	—	-0.8	—	-0.1	-0.9
Utilizations	-1.0	-3.3	-10.1	-6.8	-21.2
Changes in companies combined/Other	—	0.3	—	-0.3	0.0

June 30, 2007	5.7	4.5	129.1	17.4	156.7

Thereof current	5.7	4.3	11.7	17.4	39.1
Thereof non-current	—	0.2	117.4	—	117.6

Restructuring: This item mainly includes provisions for severance payments for employees and contractually agreed severance obligations. The relevant provisions are recognized in accordance with IAS 37 when detailed restructuring plans have been prepared and communicated. In the first six months of 2007 the additions to the restructuring provision mainly relate to the restructuring of our manufacturing operations in the UK and in New Zealand.
Litigation: The Generics Group is party to various legal proceedings in the ordinary course of business. Although these matters are subject to inherent risks and uncertainties and our view about them may change in the future, in the opinion of management, the provisions for litigation are adequate. However, the maximum exposure to risk arising from these legal proceedings cannot be estimated at the present time and the ultimate resolution of these and other legal matters may be material to the Generic Group’s results of operations, cash flows and its financial condition.
Lawsuits in the United States in connection with price information: The U.S. federal government, various U.S. states, a large number of New York counties and some individuals have filed suit in the United States against Dey, Inc., as well as a number of other pharmaceutical companies, claiming the defendants had falsely reported certain price information concerning drugs marketed by them. The plaintiffs argue that refunds to physicians and pharmacists for drugs from the Medicare and Medicaid government health schemes — which are determined based on the price information provided — were higher than the actual purchase costs, resulting in financial losses for them. The plaintiffs also claim that Dey, Inc. illegally used this difference between actual costs and the amount to be reimbursed as a marketing incentive.
Many U.S. states have filed claims against Dey, Inc. in this connection since 1995. Dey, Inc. has since settled some of the claims without any admission of liability, by paying compensation; claims asserted by various federal states are still pending. The U.S. federal government also filed a claim against Dey, Inc. in September 2006. Claims filed by various counties in the state of New York and ten class action suits filed by patients and institutions, who paid additional prescription fees for the drugs, are pending. Dey, Inc. and the other pharmaceutical companies affected are mounting a defense against these claims. In 2005, the Generics Group set up provisions of $ 84 million (€ 67.5 million) for legal risks and related legal fees in connection with the pending claims to cover potential claims for damages and legal fees and increased these by $ 100 million (€ 79.6 million) in the fourth quarter of 2006, based on the Company’s current assessment of the situation.
In the first half of 2007 $ 9.4 million (€ 7.1 million) of the litigation provisions were utilized due to legal fees paid in amount of $ 3.6 million (€ 2.7 million) and settlements with different states in amount of $ 5.8 million (€ 4.4 million).
Proceedings against Generics UK concerning breach of competition rules: Generics (UK) Ltd., is accused of having been involved in pricing agreements pertaining to certain drugs during the years 1996 to 2000. Generics (UK) Ltd. was able to settle claims for damages asserted by the British National Health Service out of court, which does not constitute any admission of liability. As part of this settlement, Generics (UK) Ltd. agreed to pay the National Health Service £ 12 million (€ 17.8 million) in damages. This amount was fully covered by provisions that were recorded in 2003 and 2004.
Additional claims were filed against Generics (UK) Ltd. by health authorities in Scotland and Northern Ireland totaling £ 20 million plus interest. In addition to these civil claims, criminal proceedings were also filed against Generics (UK) Ltd. and the people responsible for running this company. Provisions were made for estimated lawyers’ and court fees. The maximum exposure to risk arising from these proceedings cannot be estimated at the present time.
Other Provisions: The increase from € 10.9 million end of 2006 to € 17.4 million at June 30, 2007 mainly results from additions of € 8.8 million and utilizations of € 4.4 million due to provisions for rebates and the increase in provisions related to profit sharing.
[5] Contingent liabilities

		thereof		thereof
	June 30, 2007	related parties	Dec. 31, 2006	related parties
As of	€ m	€ m	€ m	€ m

Guarantees	0.3	—	1.0	—
Other contingent liabilities	4.2	—	0.5	—

Genpharm Inc, Canada (“Genpharm”) is involved in a patent infringement case against the company Takeda Chemicals Industries, Ltd. Genpharm was awaiting a ruling on two appeals one on the merits and one on the awarded plaintiff’s costs. In July 2007 the judge ruled on the merit appeal and already agreed with two out of three of the arguments. The appeal for the costs has been stayed, pending the appeal on the merits and Genpharm continues to have a letter of credit of US $ 5.7 million (€ 4.2 million) as security. The chance of succeeding on the appeal is believed to be more likely than not, therefore the accounting of a litigation provision is not required and a contingent liability was not recorded.
[6] Related party disclosures
Related parties in respect of the Generics Group are Merck KGaA and its subsidiaries (“Merck”), E. Merck OHG, associates and joint ventures of Merck, members of the Executive Management Committee of the Generics Group and members of the Executive Board and the Supervisory Board of Merck KGaA, close members of the families of all persons mentioned above, and all non-Generics entities directly or indirectly controlled, jointly controlled or significantly influenced by any person mentioned above. Pension funds that are classified as funded defined benefit plans in accordance with IAS 19 are also considered to be related parties in respect of the Generics Group.
Business transactions between subsidiaries of the Generics Group have been eliminated for combination purposes and are not disclosed further in the notes. Balances with Merck relate either to financing transactions or occur in the normal scope of business transactions by selling products or providing services between Generics Group and Merck companies.
Transactions between the Generics Group and Merck are as follow:

	2007	2006
For the six months ended June 30	€m	€m

Sales of goods by Merck to Generics Group	40.4	32.3
Sales of goods by Generics Group to Merck	10.5	9.8
Administrative and other services provided by Merck to Generics Group	11.6	14.2
Administrative and other services provided by Generics Group to Merck	0.1	—
Interest income from Merck recognized by Generics Group	11.8	8.3
Interest expenses to Merck recognized by Generics Group	6.6	7.4

As of June 30, 2007 cash and cash equivalents include receivables due from Merck from cash pooling amounting to € 366.0 million (December 31, 2006: € 427.0 million). Prepaid expenses and other assets at June 30, 2007 include amounts due from Merck of € 166.9 million, of which € 152.9 million is related to financing transactions that took place during a legal reorganization that was completed during the six months period ended June 30, 2007 in connection with the planned sale of the Generics Group to Mylan. Financial liabilities include current and non-current loans and other current financial liabilities due to related parties (Merck) amounting to € 239.0 million, € 18.3 million and € 34.9 million (December 31, 2006: € 295.5 million, € 15.0 million and € 26.1 million).
As of June 30, 2007 companies of Generics Group had receivables from non-Generics entities controlled by a close member of the family of an Executive Management Committee member in the amount of € 1.4 million and liabilities to such companies in the amount of € 1.2 million. From January to June 2007, companies of the Generics Group sold products to such companies with a value of € 1.9 million. During the same period, companies of the Generics Group received services from such companies with a value of € 4.1 million.
[7] Significant differences between IFRS and US GAAP
The Generics Group’s combined financial statements have been prepared in accordance with IFRS, which, as applied by the group, differ in certain significant respects from accounting principles generally accepted in the United States of America (US GAAP). The effects of the application of US GAAP to net income and equity are set out in the tables below:

			2007	2006
For the six months ended June 30			€ m	€ m

Net income reported under IFRS			100.7	72.6
US GAAP adjustments
Deferred taxes	a	)	-0.1	-0.2
Minority Interests	b	)	—	-1.1
Pension provisions	c	)	-0.3	-0.3
Deferred tax effect of US GAAP adjustments			0.1	0.1

Net income reported under US GAAP			100.4	71.1

			June 30, 2007	Dec. 31, 2006
As of			€ m	€ m

Equity reported under IFRS			1,173.5	1,041.5
US GAAP adjustments
Deferred taxes	a	)	-0.3	-0.2
Minority Interests	b	)	-1.3	-0.9
Goodwill	d	)	172.4	160.2

Equity reported under US GAAP			1,344.3	1,200.6

a)	Under both IFRS and US GAAP unrealized profits resulting from intercompany transactions are eliminated from the carrying amount of assets, such as inventory. In accordance with IAS 12, (revised 2000) “Income Taxes”, the Group calculates the tax effect with reference to the local tax rate of the company that holds the inventory (the buyer) at year-end. However, US GAAP requires the tax effect to be calculated with reference to the local tax rate in the seller’s or manufacturer’s jurisdiction.

b)	In accordance with IAS 27 (revised) “Consolidated and Separate Financial Statements”, minority interests are disclosed in the combined income statements as an attribution of net income and in the combined balance sheets as part of equity. Under US GAAP minority interests are deducted in determining net income reported and are presented outside of equity.

c)	Following Merck’s adoption of an alternative treatment under IAS 19, actuarial gains and losses arising from the differences between expected and actual changes in the fair value of assets and liabilities in the Generics Group’s pension and post-employment defined benefit plans are recognized directly in the combined statement of recognized income and expenses. Under US GAAP, these differences are recognized in the combined income statement of the subsequent period when they fall outside the “corridor” of the higher of 10% of plan assets or projected benefit obligation. However, with the adoption of SFAS No. 158, “ Employers’ Accounting for Defined Benefit and Other Postretirement Plans” as of December 31, 2006, which requires the immediate recognition in equity of actuarial gains and losses on pension and other post-employment benefit plans, substantially all the existing IFRS to US GAAP differences in equity are eliminated.

d)	Prior to January 1, 1995, all goodwill, being the difference between the purchase price and the aggregated fair value of tangible and intangible assets and liabilities acquired in a business combination, was offset directly against equity in accordance with IFRS existing at that time. Under US GAAP, the difference between the purchase price and the fair value of net assets acquired as part of any business combination would have been capitalized as goodwill and, until December 31, 2001, amortized through the income statement over the estimated useful life. Under IFRS, goodwill originated after December 31, 1994 but before April 1, 2004, was amortized until December 31, 2004, when following the adoption of IFRS 3, amortization of goodwill ceased. According to SFAS No. 142, all recognized goodwill that existed as of January 1, 2002, is no longer amortized, but is tested for impairment at least annually, or when events occur that indicate that goodwill might be impaired. In accordance with US GAAP, goodwill has been allocated to the acquired business’s financial statements, thus giving rise to currency translation differences between IFRS and US GAAP. There was no impairment loss recognized in 2006 and 2005 in accordance with SFAS No. 142.

MYLAN INC.
UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS
     The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such statements are intended to be covered by the safe harbor to “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the words “believe”, “expect”, “anticipate”, “intend”, “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither Mylan nor Merck Generics undertakes any obligation to update publicly or revise any forward-looking statements.
     The unaudited condensed combined pro forma statements of operations are presented to show how Mylan might have looked had the acquisition of Merck Generics and the acquisition of a controlling interest in Matrix occurred on April 1, 2006. The unaudited condensed combined pro forma balance sheet is presented to show how Mylan might have looked had the acquisition of Merck Generics occurred on September 30, 2007. This pro forma information is based on, and should be read in conjunction with, the historical financial statements of Mylan for the fiscal year ended March 31, 2007, included in our Form 10-K filed May 30, 2007, and for the six months ended September 30, 2007, included in our Form 10-Q filed November 1, 2007, the historical financial statements of Merck Generics for the year ended December 31, 2006 and the six months ended June 30, 2007, which are included elsewhere in this Form 8-K/A and the historical financial statements of Matrix for the nine months ended December 31 2006, which are incorporated by reference from our Current Report on
Form 8-K/A filed on February 20, 2007.
     The unaudited condensed combined pro forma statement of operations for the twelve months ended March 31, 2007, combines information from the audited historical consolidated statement of earnings of Mylan for the year ended March 31, 2007, the unaudited historical condensed consolidated statement of operations for Matrix for the nine months ended December 31, 2006, and U.S. GAAP historical combined income statement information of Merck Generics for the year ended December 31, 2006. The unaudited condensed combined pro forma statement of operations for the six months ended September 30, 2007, combines information from the unaudited historical condensed consolidated statement of earnings of Mylan for the six months ended September 30, 2007, and U.S. GAAP historical interim combined income statement information of Merck Generics for the six months ended June 30, 2007. The unaudited condensed combined pro forma balance sheet combines information from the unaudited historical condensed consolidated balance sheet of Mylan as of September 30, 2007 and U.S. GAAP historical combined balance sheet information of Merck Generics, as of June 30, 2007.
     The historical U.S. GAAP Merck Generics’ balance sheet information included in the unaudited condensed combined pro forma financial statements was derived from Merck Generics’ unaudited balance sheet at June 30, 2007 prepared in accordance with International Financial Reporting Standards, as adopted by the European Union (“IFRS”); the historical balance sheet information was converted to U.S. GAAP and translated into U.S. dollars using an exchange rate of U.S. $1= €0.74. The historical U.S. GAAP Merck Generics’ combined income statement information included in the unaudited condensed combined pro forma financial statements were derived from Merck Generics’ audited combined income statement for the twelve month period ended December 31, 2006, and the unaudited interim condensed combined income statement for the six month period ended June 30, 2007, both prepared in accordance with IFRS; the historical income statement information was converted to U.S. GAAP and translated into U.S. dollars using an exchange rate of U.S. $1 = € 0.80 and U.S. $1= € 0.75, respectively. Reconciliations of equity as of June 30, 2007 and net income for the year ended December 31, 2006 and the six months ended June 30, 2007 between IFRS and U.S. GAAP in Euros are included in a note to Merck Generics’ historical financial statements included elsewhere in this Current Report on Form 8-K/A.
     The allocation of the preliminary purchase price as reflected in these condensed combined pro forma financial statements has been based upon preliminary estimates of the total purchase price to be paid to Merck KGaA (“Merck”) by Mylan, which is subject to certain working capital and other adjustments based on the audit of a closing balance sheet to be prepared by Merck for Mylan, and preliminary estimates of the fair value of Merck Generics’ assets acquired and liabilities assumed as of the date of the acquisition. Management is currently assessing the fair values of in-process research and development, tangible and intangible assets acquired and liabilities assumed. This preliminary allocation of the purchase price is dependent upon certain estimates and assumptions including but not limited to determining the timing and estimated costs to complete the in-process research and development projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates. The fair value estimates for the purchase price allocation are preliminary and have been made solely for the purpose of developing such pro forma condensed combined financial statements.
     A final determination of the fair value of Merck Generics’ in-process research and development, tangible and intangible assets acquired and liabilities assumed, will be based on the actual net tangible and intangible assets of Merck Generics as well as on-going research and development projects, that existed as of the date of the acquisition and such valuations could change significantly upon the completion of further analyses and asset valuations from those used in the unaudited condensed combined pro forma financial statements presented below. The final valuation is expected to be completed as soon as practicable but no later than 12 months after the consummation of the acquisition or October 2, 2008.

     As Mylan completed its acquisition of a 71.5% controlling interest in Matrix in January 2007 and has consolidated the results of Matrix since that time, the effects of purchase accounting related to Matrix are included in Mylan’s September 30, 2007 condensed consolidated balance sheet. Certain Matrix pro forma adjustments for the nine months ending December 31, 2006 have been updated from the previous unaudited condensed combined pro forma information filed in conjunction with acquiring the controlling interest.
     The unaudited condensed combined pro forma financial statements were prepared using the assumptions described below and in the related notes. The historical financial information has been adjusted to give effect to pro forma events that are 1) directly attributable to the acquisition, 2) factually supportable, and 3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited condensed combined pro forma financial statements do not include liabilities resulting from acquisition planning, nor do they include certain costs savings or operating synergies (or costs associated with realizing such savings or synergies) that may result from the acquisition. Amounts preliminarily allocated to goodwill may significantly decrease and amounts allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization expense related to acquired intangible assets. Therefore, the actual amounts recorded may differ materially from the information presented in the accompanying unaudited condensed combined pro forma financial statements.
     The unaudited condensed combined pro forma financial statements are provided for illustrative purposes only. They do not purport to represent what Mylan’s consolidated results of operations and financial position would have been had the transaction actually occurred as of the dates indicated, and they do not purport to project Mylan’s future consolidated results of operations or financial position.

UNAUDITED CONDENSED COMBINED PRO FORMA
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2007
(In millions, except per share amounts)

	Historical	Historical				Historical
	Mylan	Matrix				Merck Generics (*)
	12 months	9 months			Mylan	12 months
	ended	ended			and	ended
	March 31	December 31			Matrix	December 31
	2007	2006	Adjustments		Pro forma	2006	Adjustments		Pro forma
Revenues
Net revenues	$1,586.9	$238.8	$—		$1,825.7	$2,257.1	$—		$4,082.8

Other revenues	24.9	—	—		24.9	15.9	—		40.8

Total revenues	1,611.8	238.8	—		1,850.6	2,273.0			4,123.6
Cost of sales	768.1	175.5	24.3	A	967.9	1,304.7	194.0	a	2,466.6

Gross profit	843.7	63.3	(24.3)		882.7	968.3	(194.0)		1,657.0

Operating expenses:
Research and development	103.7	14.4	—		118.1	165.6	—		283.7
Impairment loss on goodwill	—	25.6	—		25.6	—	—		25.6
Acquired in-process research and development	147.0	—	—		147.0	—	—		147.0
Selling, general and administrative	215.5	63.3	—		278.8	433.6	—		712.4
Litigation settlements, net	(50.1)	—	—		(50.1)	115.6	(93.4	)b	(27.9)

Total operating expenses	416.1	103.3	—		519.4	714.8	(93.4)		1,140.8

Earnings (loss) from operations	427.6	(40.0)	(24.3)		363.3	253.5	(100.6)		516.2

Interest expense	52.3	12.2	11.6	B	76.1	29.7	616.9	c	722.7
Other income, net	50.2	8.5	(12.2	)C	46.5	40.8	(34.0	)d	53.3

Earnings (loss) before income taxes and minority interest	425.5	(43.7)	(48.1)		333.7	264.6	(751.5)		(153.2)
Provision for income taxes	208.0	(6.6)	(16.8	)D	184.6	103.1	(263.0	)e	24.7

Net earnings (loss) before minority interest	217.5	(37.1)	(31.3)		149.1	161.5	(488.5)		(177.9)

Minority interest	(0.2)	0.2	10.6	E	10.6	(0.4)	—		10.2

Net earnings (loss)	$217.3	$(36.9)	$(20.7)		$159.7	$161.1	$(488.5)		$(167.7)

Earnings per common share:
Basic	$1.01								$(0.75)

Diluted	$0.99								$(0.75)

Weighted average common shares outstanding:
Basic	215.1		8.1	F					223.2

Diluted	219.1								223.2

See notes to unaudited condensed combined pro forma financial statements

(*)	The historical IFRS Merck Generics combined income statement has been converted to U.S. GAAP and translated to U.S. dollars using an exchange rate of US $1 = €0.80

UNAUDITED CONDENSED COMBINED PRO FORMA
STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2007
(In millions, except per share amounts)

	Historical
	Mylan	Merck Generics (*)
	Six months ended September 30	Six months ended June 30
	2007	2007	Adjustments		Pro forma
Revenues
Net revenues	$1,015.1	$1,223.7	$—		$2,238.8
Other revenues	8.3	11.4	—		19.7

Total revenues	1,023.4	1,235.1			2,258.5
Cost of sales	505.1	702.2	103.1	a	1,310.4

Gross profit	518.3	532.9	(103.1)		948.1

Operating expenses:
Research and development	65.2	80.3	—		145.5
Selling, general and administrative	173.9	252.7	—		426.6
Litigation settlements, net	(0.8)	13.1	—		12.3

Total operating expenses	238.3	346.1	—		584.4

Earnings from operations	280.0	186.8	(103.1)		363.7

Interest expense	46.0	17.3	314.2	c	377.5
Other income, net	130.5	27.9	(29.3	)d	129.1

Earnings before income taxes and minority interest	364.5	197.4	(446.6)		115.3
Provision for income taxes	137.7	69.3	(156.3	)e	50.7

Net earnings before minority interest	226.8	128.1	(290.3)		64.6

Minority interest	(2.8)	—	—		(2.8)

Net earnings	$229.6	$128.1	$(290.3)		$67.4

Earnings per common share:
Basic	$0.92				$0.27

Diluted	$0.91				$0.27

Weighted average common shares outstanding:

Basic	248.6				248.6

Diluted	251.1				251.1

See notes to unaudited condensed combined pro forma financial statements

(*)	The historical IFRS Merck Generics combined income statement has been converted to U.S. GAAP and translated to U.S. dollars using an exchange rate of US $1 = €0.75

UNAUDITED CONDENSED COMBINED PRO FORMA
BALANCE SHEET
SEPTEMBER 30, 2007
(In millions)

	Historical
	Mylan	Merck Generics (*)
	September 30,	June 30,			Pro
	2007	2007	Adjustments		Forma
Assets
Current assets:
Cash and cash equivalents	$1,203.6	$604.1	$(1,372.4	)f	$435.3
Marketable securities	66.0	—	—		66.0
Accounts receivable, net	488.1	777.4	(228.1	)g	1,037.4
Inventories	430.5	498.0	156.9	b	1,085.4
Deferred income tax benefit	141.7	97.1	—		238.8
Prepaid expenses and other current assets	286.7	14.8	(206.9	)h	98.3
			(16.1	)k
			19.8	o

Total current assets	2,616.6	1,991.4	(1,646.8)		2,961.2
Property, plant and equipment, net	725.4	267.9	—		993.3
Intangible assets, net	334.5	73.2	2,437.5	c	2,845.2
Goodwill	614.8	718.4	1,998.8	d	3,332.0
Deferred income tax benefits	43.2	20.8	—		64.0
Other assets	142.1	6.5	129.8	m	425.7
			159.4	o
			(12.1	)p

Total assets	$4,476.6	$3,078.2	$3,066.6		$10,621.4

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Trade accounts payable	$179.9	$360.6	$(5.1	)g	$535.4
Short-term borrowings	120.4	377.3	(369.8	)g	127.9
Income taxes payable	89.0	104.5	—		193.5
Current portion of other long-term obligations	29.9	—	—		29.9
Other current liabilities	347.0	188.5	(121.9	)h	415.8
			2.2	l

Total current liabilities	766.2	1,030.9	(494.6)		1,302.5
Deferred revenue	100.4	0.9	—		101.3
Long-term debt	1,569.5	31.3	6,327.0	a	7,903.1
			(24.7	)g
Other long-term obligations	41.2	155.8	—		197.0
Deferred income tax liability	78.2	9.9	933.6	i	1,021.7

Total liabilities	2,555.5	1,228.8	6,741.3		10,525.6

Minority interest	34.4	1.8	(1.8	)j	34.4
Shareholders’ equity
Preferred stock	—	—	—		—
Common stock	169.9	771.4	(771.4	)j	169.9
Additional paid-in capital	986.5				986.5
Retained earnings	2,306.4	1,059.1	(1,059.1	)j	481.1
			(1,781.1	)e
			(32.1	)n
			(12.1	)p
Accumulated other comprehensive earnings	12.1	17.1	(17.1	)j	12.1

	3,474.9	1,847.6	(3,672.9)		1,649.6
Less:
Treasury stock at cost	1,588.2	—	—		1,588.2

Total shareholders’ equity	1,886.7	1,847.6	(3,672.9)		61.4

Total liabilities and shareholders’ equity	$4,476.6	$3,078.2	$3,066.6		$10,621.4

See notes to unaudited condensed combined pro forma financial statements

(*)	The historical IFRS Merck Generics combined balance sheet has been converted to U.S. GAAP and translated to U.S. dollars using an exchange rate of US $1 = €0.74

MYLAN INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Combined Pro Forma Financial Statements
1. Basis of Presentation
Purchase Price:
     The preliminary allocation of the purchase price is subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed. The estimated preliminary purchase price of $7.036.7 billion has been calculated and preliminarily allocated to in-process research and development, net tangible and intangible assets acquired and liabilities assumed as follows:
Preliminary purchase price calculation:

(in millions)
Preliminary purchase price per SPA, as amended (1)	$6,991.7

Other, including estimated transaction costs	45.0

Preliminary purchase price to be allocated to assets and liabilities	$7,036.7

(1)	Note that this preliminary purchase price was determined based upon the exchange rate of euros to U.S. dollars in effect on the date on which the transaction occurred. The actual cash required to be paid by Mylan was approximately $ 85.0 million less as the result of a foreign exchange forward contract entered into in connection with the acquisition. This preliminary purchase price is subject to certain potential adjustments which will be determined following Merck KGaA providing to Mylan an audited closing balance sheet for Merck Generics.
     The preliminary allocation of the preliminary purchase price of the Merck Generics’ assets acquired and liabilities assumed in the acquisition are as follows:

(in millions)
Preliminary purchase price allocation to in-process research and development, net tangible and intangible assets acquired and to goodwill:
Assets acquired	$1,790.6
Liabilities assumed	(829.3)
Deferred taxes	(933.6)
Identifiable intangible assets	2,510.7
Excess of purchase price over the fair values of net assets acquired (1)	2,717.2
In-process research and development (2)	1,781.1

Total preliminary purchase price	$7,036.7

(1)	The excess of the preliminary purchase price over the fair values of net assets acquired has been classified as goodwill.

(2)	The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the closing date of the acquisition, will not have reached technological feasibility and have no alternative future use. The preliminary estimate of in-process research and development is $1.781 billion. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the unaudited condensed combined pro forma statements of operations. However, this item will be recorded as a charge against income in Mylan’s three and nine month period ended December 31, 2007. The amount of in-process research and development is subject to change and will be finalized upon completion of a valuation. For every incremental $25 million increase to the amount allocated to in-process research and development expense, there will be a $25 million decrease to net income. Additionally, goodwill and retained earnings will also each decrease by $25 million.
2. Mylan and Matrix Historical and Pro forma Financial Statements
     On December 21, 2006, Mylan completed its acquisition of 20% of Matrix Laboratories Limited’s (Matrix) outstanding shares for Rs. 306 per share pursuant to a public offer in India, through its wholly-owned subsidiary MP Laboratories (Mauritius) Ltd. Then, on January 8, 2007, Mylan completed its acquisition of approximately 51.5% of Matrix’s outstanding shares for Rs. 306 per share in cash. Following these two acquisitions, Mylan owns approximately 71.5% of the voting share capital of Matrix and began consolidating its results. The Mylan historical statement of operations for the twelve month period ended March 31, 2007 presented in the unaudited condensed combined pro forma financial statements therefore only includes the results of operations of Matrix from January 8, 2007 through March 31, 2007. The “Mylan and Matrix Pro forma” column in the pro forma statement of operations for the twelve month period ended March 31, 2007 reflects the addition of the unaudited condensed consolidated statement of operations of Matrix for the nine months ended December 31, 2006 and the Mylan historical statement of operations for the twelve month period ended March 31, 2007 along with certain pro forma adjustments for the nine months ended December 31, 2006, as discussed further below. As the Mylan historical statement of earnings for the six month period ended September 30, 2007, and the Mylan historical balance sheet as of September 30, 2007, include Matrix, no adjustments to these statements were necessary.
The pro forma adjustments made to the Mylan historical statement of operations for the twelve months ended March 31, 2007, in order to present Matrix as if the acquisition occurred on April 1, 2006, were as follows:
A)	Adjustment to record estimated additional amortization expense of the amortizable intangible assets acquired as part of the acquisition of a controlling interest in Matrix. The amount of intangible assets, estimated useful lives and amortization methodology are subject to the completion of a valuation. The additional depreciation expense on the fixed assets acquired as part of the acquisition was immaterial.

B)	Adjustment to record additional interest expense incurred as a result of $263.0 million of additional borrowings under Mylan’s previous revolving credit facility used to finance the acquisition of a controlling interest in Matrix. The assumed interest rate on these borrowings was 5.875%.

C)	Adjustment to record a reduction in interest income due to the cash payment for Matrix being assumed to have been made on April 1, 2006 for the pro forma financial statements.

D)	Adjustment representing the income tax effect at 35% of adjustments noted above.

E)	Adjustment to record a 28.5% minority interest on Matrix’s loss for the period presented.

F)	Represents the issuance of approximately 8.1 million shares of Mylan common stock, sold to certain selling shareholders in connection with the Matrix acquisition.
3. Historical Financial Statements of Merck Generics
     The audited historical financial statements of Merck Generics as of December 31, 2006 and 2005, and for each of the three years ended December 31, 2006, 2005 and 2004, have been prepared in accordance with IFRS, and are included elsewhere in this Current Report on Form 8-K/A. A reconciliation of equity from IFRS to U.S. GAAP as of December 31, 2006 and 2005, and a reconciliation of net income from IFRS to U.S. GAAP, for each of the years ended December 31, 2006 and 2005, has been included as a note thereto.
     The unaudited historical financial statements of Merck Generics as of June 30, 2007 and 2006, and for each of the six month periods ended June 30, 2007 and 2006, have been prepared in accordance with IFRS, and are included elsewhere in this Current Report on Form 8-K/A. A reconciliation of equity from IFRS to U.S. GAAP as of June 30, 2007 and December 31, 2006, and a reconciliation of net income from IFRS to U.S. GAAP, for each of the six month periods ended June 30, 2007 and 2006, has been included as a note thereto.
     The information in the historical Merck Generics column in the unaudited condensed combined pro forma statements of operations is derived from the audited IFRS combined income statement of Merck Generics for the twelve month period ended December 31, 2006, and the unaudited IFRS combined income statement of Merck Generics for the six month period ended June 30, 2007, included elsewhere in this Current Report on Form 8-K/A, as adjusted for the following:
•	U.S. GAAP adjustments applied to the IFRS historical combined income statements for the year ended December 31, 2006 and for six months ended June 30, 2007

•	Reclassifications and adjustments related primarily to:
o	Certain costs included within selling, general and administrative reclassified to cost of sales.

o	Litigation amounts reclassified from other operating expense, net to litigation settlements, net.

o	Adjustments to align an accounting policy difference relating to the recognition of legal costs in connection with loss contingencies. Merck Generics’ accounting policy is to recognize legal costs in connection with loss contingencies when estimable and probable. Mylan’s accounting policy is to recognize such legal costs on an as incurred basis.
     The historical Merck Generics column in the unaudited condensed combined pro forma balance sheet is derived from the unaudited Merck Generics’ IFRS balance sheet as of June 30, 2007, included elsewhere in this Current Report on Form 8-K/A, and adjusted for the following:
•	U.S. GAAP adjustments applied to the June 30, 2007 IFRS balance sheet

•	Reclassifications related primarily to:
o	Certain amounts reclassified between asset and liability categories.

o	Adjustment to align an accounting policy difference relating to the recognition of legal costs in connection with loss contingencies. Merck Generics’ accounting policy is to recognize legal costs in connection with loss contingencies when estimable and probable. Mylan’s accounting policy is to recognize such legal costs on an as incurred basis.
4. Pro Forma Adjustments
Statements of Operations
(a)	Represents an adjustment to record the additional amortization expense of the amortizable intangible assets acquired as part of the acquisition. The amount of intangible assets, estimated useful lives and amortization methodology are subject to the completion of valuation. Assuming a weighted average useful life of 11 years for intangibles, straight line amortization and a tax rate of 35%, for every additional $50 million allocated to intangible assets, net income will decrease by $2.9 million and $1.4 million for the fiscal year ended March 31, 2007, and the six months ended September 30, 2007, respectively.

(b)	Represents an adjustment to reduce litigation settlements, net for settlement costs recognized on legal cases for which Mylan is indemnified by Merck KGaA according to the SPA.

(c)	Represents additional interest expense incurred as a result of $7.275 billion of additional borrowings under various financing arrangements. The assumed interest rates on these borrowings were as follows: the Senior Secured Credit Agreement Tranche A Term Loan, in the principal amount of $500.0 million, had an assumed interest rate of 8.375%; the Senior Secured Credit Agreement Tranche B Term Loan, in the principal amount of $2.0 billion, had an assumed interest rate of 8.375%; the Euro Term Loans, in the principal amount of €1.13 billion ($1.6 billion), had an assumed interest rate of 7.32%; the Interim Term Loans, in the principal amount of $2.850 billion, had an assumed initial interest rate of 9.75% which was assumed to escalate as described below. and the Revolving Credit Facility loans, in the amount of $325.0 million, had an assumed interest rate of 7.875%, as well as a 0.5% facility fee on the entire amount of the facility. Also included in interest expense is an estimate for the amortization of $129.8 million capitalized as deferred finance fees.

It has been assumed for the purposes of these pro forma statements that the Interim Term Loans remain outstanding for the entire year ended March 31, 2007 and the six months ended September 30, 2007. The interest rate escalates by 0.5% per annum after six months and then an additional 0.5% per annum every three months thereafter until a maximum rate of 11.25% per annum.

(d)	Represents an adjustment to record a reduction in interest income due to the cash payment for the preliminary acquisition purchase price being assumed to have been made on April 1, 2006 for the unaudited condensed combined pro forma financial statements.

(e)	Represents the income tax effect at 35% of adjustments (a) – (d)
Balance Sheet
a)	Represents the additional borrowings of $7.275 billion incurred to finance the acquisition of Merck Generics less repayments of existing debt totaling $948.0 million.

b)	Represents an adjustment to record the estimated fair value step-up of the inventories. Because the adjustment to inventories is directly attributed to the transaction and will not have an ongoing impact, it is not reflected in the unaudited condensed combined pro forma statements of operations. However, the amortization of the step-up in inventory is expected to impact cost of sales during the 12 months following the consummation of the transaction. The amount recorded for inventory is subject to the completion of a valuation.

c)	Represents the preliminary adjustment to record the estimated fair value of Merck Generics’ identifiable intangible assets acquired by Mylan. The amount of indentifiable intangible assets, estimated useful lives and amortization methodology are subject to the completion of a valuation. This amount is net of the entry to eliminate the historical intangible assets on the historical Merck Generics June 30, 2007 balance sheet. It is calculated as follows:

1) Record estimated fair value of intangibles	$2,510.7
2) Eliminate historical intangible assets	(73.2)

Total adjustment to intangible assets, net	$2,437.5
d)	Represents the preliminary adjustment to record the excess of preliminary purchase price over the estimated fair value of net assets acquired and liabilities assumed, which has been recorded as goodwill. This amount is subject to completion of a valuation of the tangible and intangible assets acquired and fair value estimates of other assets acquired and liabilities assumed.
     This adjustment consists of the following:

1) Record estimated excess preliminary purchase price	$2,717.2
2) Eliminate historical goodwill	(718.4)

Total adjustment to goodwill	$1,998.8
e)	Represents the estimated fair value of in-process research and development acquired. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the unaudited condensed combined pro forma statements of operations. However, this item will be recorded as an expense in the quarter ended December 31, 2007. This amount is subject to the completion of a valuation.

f)	Represents the following adjustments to the cash balance as of September 30, 2007:

		Related adjustments
1) Increase in cash as a result of additional borrowings	$6,327.0	(a)
2) Reduction in cash to pay the preliminary purchase price to Merck KGaA	(6,991.7)
3) Payment to Merck KGaA for cash	(604.1)
4) Increase in cash from settlement of forward contract	85.0	(h)
5) Cash paid for transaction fees	(26.7)
6) Cash paid for financing fees capitalized as deferred financing fees	(129.8)	(m)
7) Cash paid for a tender offer premium to notes holders	(32.1)	(n)

Total adjustment to cash	$(1,372.4)
g)	Represents amounts payable to and receivable from Merck KGaA and other related companies that are not part of Merck Generics. These amounts were settled at closing under the terms of the SPA.

h)	Represents an adjustment to remove the mark to market asset and premium accrued as a liability that had been recorded by Mylan related to the market value of the foreign currency option contract and show the impact of the gain recognized at the close of this contract as a reduction in cash paid for the acquisition. The offset to this asset and liability was a gain recognized on the contract of $85.0 million, which is shown in adjustment (f) as a reduction of the cash paid for the acquisition.

i)	Represents deferred income taxes resulting from the pro forma adjustments made to the unaudited condensed combined pro forma balance sheet, including fair value adjustments made to certain historical Merck Generics’ balance sheet amounts.

j)	Reflects the elimination of the historical equity of Merck Generics and the prior minority interest.

k)	Represents capitalized acquisition costs on Mylan’s historical balance sheet. As a result of the acquisition, these costs will be included in the purchase price and allocated to the fair value of assets acquired and liabilities assumed.

l)	Represents an estimate of liabilities for remaining deal and other costs related to the acquisition.

m)	Represents an adjustment to establish an asset related to deferred financing fees paid to finance the acquisition.

n)	Represents the offset to recording the expense of the tender offer premium related to the repayment of Mylan’s notes.

o)	Represents an adjustment to record a receivable for the agreement of Merck KGaA under the terms of the SPA to indemnify Mylan for certain litigation and tax liabilities.

p)	Represents an adjustment to remove deferred financing fees associated with Mylan’s notes and term loan facility from the September 30, 2007 Mylan condensed consolidated balance sheet.

EXHIBIT INDEX

Exhibit No.	Description
12.1	Ratio of Earnings to Fixed Charges

23.1	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent auditors

99.1	Press release of the registrant dated October 2, 2007.